Exhibit 10.6

PURCHASE AND SALE AGREEMENT

between

FWH Atlanta Downtown, LLC, the SELLER

and

CWI Atlanta Downtown Hotel, LLC, the BUYER

Dated as of December 7, 2012

Hampton Inn & Suites—Atlanta Downtown

161 Spring Street NW, Atlanta, Georgia 30303

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Schedules/Exhibits

Schedule A —	Land
Schedule B —	Diligence Materials List
Schedule 2.1(c) —	Excluded Property
Schedule 4.1(c) —	Consents
Schedule 4.1(d) —	Conflicts with Agreements
Schedule 4.1(e) —	Litigation—Seller
Schedule 4.2(a) —	Operating Agreements
Schedule 4.2(c) —	Tenant Leases
Schedule 4.2(e) —	Litigation
Schedule 4.2(j) —	Licenses and Permits
Exhibit A —	Form Assignment of Leases
Exhibit B —	Form Assignment of Contracts
Exhibit C —	Form Bill of Sale
Exhibit D —	Form Assignment of Intangibles
Exhibit E —	Audit Request Materials

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Exhibit F —    Form of Audit Representation Letter

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 7th day of December, 2012 (the “Effective Date”) between FWH Atlanta Downtown, LLC, a Delaware limited liability company (the “Seller”) and CWI Atlanta Downtown Hotel, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A.        The Seller owns (1) the land more particularly described in Schedule A attached hereto, together with all of the Seller’s right, title and interest in and to all easements, covenants and other rights appurtenant thereto and all right, title and interest of the Seller, if any, in and to any (a) land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining thereto and to the center line thereof, and (b) unpaid award or payment which may hereafter be payable with respect to any taking by condemnation (the “Land”); (2) the hotel facility located on the Land having an address at 161 Spring Street NW, Atlanta, Georgia 30303, and commonly known as the “Hampton Inn & Suites—Atlanta Downtown”, together with all improvements and structures constituting real property located on, over or under the Land (the “Hotel”, and with the Land, the “Property”); and (3) the Asset-Related Property (as defined below).  The Land, the Hotel and the Asset-Related Property shall be referred to herein as the “Asset”.

B.        The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Asset, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1.            Defined Terms. The capitalized terms used herein will have the following meanings.

“Accounts Receivable” means all amounts which the Seller is entitled to receive, whether billed or unbilled, from the operation of the Hotel, but are not paid, as of the Closing, including, without limitation, charges accrued prior to the Closing for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, or for the sale or provision of other goods or services provided prior to the Closing.

“Act of Bankruptcy” shall mean if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or of all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

“Additional Deposit” shall mean Two Hundred and Fifty Thousand Dollars ($250,000).

“Affiliate Buyers” shall have the meaning assigned thereto in SECTION 6.1(f).

“Agreement” shall mean this Purchase and Sale Agreement, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in SECTION 4.1(h)(i).

“Acquisition Threshold” means that the Buyer and/or Affiliate Buyers, respectively, and the Seller and/or Other Sellers, respectively, have satisfied and/or are willing and able to satisfy all of the conditions to close the acquisition of at least 4 of the 5 hotels under this Agreement and the Related Agreements; provided, however, the Acquisition Threshold shall not be satisfied unless it includes the Hampton Inn & Suites Memphis – Beale Street hotel located in Memphis, Tennessee.

“Asset” shall have the meaning assigned thereto in “Recitals” paragraph A.

“Asset-Related Property” shall have the meaning assigned thereto in SECTION 2.1(b).

“Assignment of Contracts” shall have the meaning assigned thereto in SECTION 7.1(c).

“Assignment of Intangibles” shall have the meaning assigned thereto in SECTION 7.2(e).

“Assignment of Leases” shall have the meaning assigned thereto in SECTION 7.1(b).

“Audit Representation Letter” shall have the meaning assigned thereto in SECTION 3.5.

“Basket Limitation” shall mean an amount equal to One Hundred Thousand Dollars ($100,000).

“Bill of Sale” shall have the meaning assigned thereto in SECTION 7.2(b).

“Bookings” shall have the meaning assigned thereto in SECTION 2.1(b)(vii).

“Books and Records” shall have the meaning assigned thereto in SECTION 2.1(b)(xiv).

“Broker” shall mean Hodges Ward Elliott, Inc.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer’s Knowledge” shall mean the actual knowledge of the Buyer based upon the actual knowledge of Michael Medzigian, Michael Coolidge and Gil Murillo without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person.

“Buyer Related Entities” shall have the meaning assigned thereto in SECTION 10.1.

“Cap Limitation” shall mean an amount equal to Three Hundred and Eighty Thousand, Nine Hundred Fifty-Two Dollars and Thirty-eight Cents ($380,952.38).

“Closing” shall have the meaning assigned thereto in SECTION 2.4(a).

“Closing Date” shall have the meaning assigned thereto in SECTION 2.4(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Cut-Off Time” shall have the meaning assigned thereto in SECTION 9.1.

“Deed” shall have the meaning assigned thereto in SECTION 7.2(a).

“Defaulted Agreement” shall have the meaning assigned thereto in SECTION 6.1(f).

“De-Identification” shall have the meaning assigned thereto in SECTION 3.4(b).

“Drop Dead Date” shall mean February 28, 2013.

“Earnest Money” shall mean, the Initial Deposit, the Additional Deposit and the Extension Deposit, if applicable, all together with all accrued interest thereon.

“Effective Date” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Employees” shall mean, at any time, all persons who are employed in the ownership, operation and maintenance (whether on a full-time or part-time basis) of the Hotel.

“Employment Acts” shall have the meaning assigned thereto in SECTION 9.1(l).

“Environmental Laws” shall have the meaning assigned thereto in SECTION 4.2(f).

“Equipment Leases” shall have the meaning assigned thereto in SECTION 2.1(b)(vi).

“Escrow Account” shall have the meaning assigned thereto in SECTION 12.3(a).

“Escrow Agent” shall have the meaning assigned thereto in SECTION 2.3(a).

“Executive Order” shall have the meaning assigned thereto in SECTION 4.1(h)(i).

“Extended Closing Date’ shall mean February 19, 2013.

“Extension Deposit” shall mean Two Hundred Thousand Dollars ($200,000).

“FF&E” shall have the meaning assigned thereto in SECTION 2.1(b)(i).

“FIRPTA” shall have the meaning assigned thereto in SECTION 7.2(f).

“Franchise Agreement” shall mean that certain Franchise License Agreement dated June 1, 2010, by and between Franchisor and the Seller.

“Franchise Approval Period” shall have the meaning assigned thereto in SECTION 3.4(a).

“Franchisor” shall mean Hampton Inns Franchise LLC or its successors or assigns.

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of the Seller at the Hotel.

“Hazardous Materials” shall mean any substance, gas, material, chemical, biological/microbial matter, or waste whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is (i) potentially injurious to the public health, safety or welfare of the environment or the Property, (ii) regulated, monitored or designated by any Governmental Authority or by applicable federal, state or local law as radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC 9601(14)), as amended (“CERCLA”), (iii) defined as a “hazardous waste” or “hazardous material” under any federal, state or local statute, regulation or ordinance, including without limitation, pursuant to CERCLA, the United States Resource Conservation and Recovery Act of 1976 (42 USC 6903(5)), as amended, and the regulations promulgated pursuant to said laws; or (iv) a basis for liability of the owner of the Property to any Governmental Authority or third party.

“Hotel” shall have the meaning assigned thereto in “Recitals” paragraph A.

“Indemnitor” shall have the meaning assigned thereto in SECTION 10.4.

“Indemnitee” shall have the meaning assigned thereto in SECTION 10.4.

“Initial Closing Date’ shall mean January 28, 2013.

“Initial Deposit” shall mean Five Hundred Thousand Dollars ($500,000).

“Intangible Property” shall have the meaning assigned thereto in SECTION 2.1(b)(xii).

“Inventories” shall have the meaning assigned thereto in SECTION 2.1(b)(x).

“IRS” shall mean the Internal Revenue Service.

“Land” shall have the meaning assigned thereto in “Recitals” paragraph A.

“Licenses and Permits” shall have the meaning assigned thereto in SECTION 2.1(b)(ii).

“Losses” shall have the meaning assigned thereto in SECTION 10.1.

“Management Agreement” shall mean that certain Management Agreement, which is dated as of June 1, 2010 by and between Seller and Manager.

“Manager” shall mean Atlanta Historic Hotel Limited Partnership solely in its role as the manager of the Property under the Management Agreement.

“Miscellaneous Personal Property” shall have the meaning assigned thereto in SECTION 2.1(b)(xiii).

“New Franchise” shall have the meaning assigned thereto in SECTION 3.4.

“Operating Agreements” shall mean all maintenance, service and supply contracts, management agreements, credit card service agreements, booking and reservation agreements, and all other contracts and agreements which are held by or for the account of Seller in connection with the operation of the Hotel, other than the Franchise Agreement, the Management Agreement, Tenant Leases, Equipment Leases, the Bookings, and Licenses and Permits.

“Other Sellers” shall have the meaning assigned thereto in SECTION 6.1(f).

“Permitted Title Exceptions” shall have the meaning set forth in SECTION 3.2.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“PIP” shall have the meaning assigned thereto in SECTION 3.4.

“Property” shall have the meaning assigned thereto in “Recitals” paragraph A.

“Property and Equipment” shall have the meaning assigned thereto in SECTION 2.1(b)(ix).

“Purchase Price” shall have the meaning assigned thereto in SECTION 2.2(a).

“Related Agreements” shall mean (i) the Purchase and Sale Agreement between FWH Memphis Beale Street, LLC and CWI Beale Street Hotel, LLC, dated as of the date hereof for the Hampton Inn & Suites Memphis—Beale Street, Memphis, TN, (ii) the Purchase and Sale Agreement between FWH Birmingham Colonnade, LLC and CWI Birmingham Hotel, LLC, dated as of the date hereof for the Hampton Inn—Birmingham Colonnade, Birmingham, AL, (iii) the Purchase and Sale Agreement between FWH Legacy Park Frisco, LLC and CWI Legacy Park Hotel, LLC, dated as of the date hereof for the Hampton Inn & Suites Legacy Park—Frisco, TX, and (iv) the Purchase and Sale Agreement between FWH Baton Rouge, LLC and CWI Baton Rouge Hotel, LLC, dated as of the date hereof for the Hilton Garden Inn Baton Rouge Airport—Baton Rouge, LA.

“Retail Merchandise” shall have the meaning assigned thereto in SECTION 2.1(b)(xi).

“Retained Accounts Receivable” shall have the meaning assigned thereto in SECTION 9.3(b).

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Related Entities” shall have the meaning assigned thereto in SECTION 10.2.

“Seller Releasees” should be defined as the Seller, its parent, subsidiaries and affiliates and their respective members, managers, directors, shareholders, partners, officers,  employees, agents, representatives and consultants, including without limitation the Manager.

“Seller’s Knowledge” shall mean the actual knowledge of Edwin F. Ansbro, Robert M. Solmson, or Robert Todd Solmson, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person.

“Study Period” shall mean the period commencing at 9:00 a.m. Central Time on the Effective Date, and continuing until 5:00 p.m. Central Time on January 7, 2013.

“Supplies” shall mean all china, glassware, stemware, bath mats, bath rugs, shower curtains, tools, linens, towels, uniforms, bedding, silverware, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, fuel, soap and other toiletries, stationary, menus, directories and other printed materials, all other similar supplies and materials (whether located at the Property or stored off-site or ordered for future use at the Property as of the Closing).

“Survival Period” shall have the meaning assigned thereto in SECTION 10.4.

“Taxes” means, and is specifically limited to, all tax liabilities with respect to the Property, which, if unpaid, could impose successor or continuing liability on the Buyer, including to the extent applicable any gross or net receipts, sales, use tax, charge, assessment, duty, or levy (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tenant Leases” shall have the meaning assigned thereto in SECTION 2.1(b)(v).

“Title Company” shall mean First American Title Insurance Company.

“Title Policy” shall mean a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance issued by the Title Company insuring the Buyer’s good and indefeasible fee simple title to the Property subject only to the Permitted Title Exceptions in an amount equal to the portion of the Purchase Price allocated to the Property pursuant to SECTION 2.2(b).

“Trade Payables” shall have the meaning assigned thereto in SECTION 9.1(j).

“UCC” shall mean the Uniform Commercial Code.

“Uniform System of Accounts” shall have the meaning assigned thereto in SECTION 2.1(b)(ix).

ARTICLE II.

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1.      Sale of Asset.

(a)        On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Asset.

(b)        The Asset shall include all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean any and all of the following which is owned or used by the Seller in connection with the Property:

(i)         all tangible personal property consisting of all furniture, furnishings, fixtures, machinery, and other personal property of every kind located on or used in the operation of the Property including, without limitation, all guest room furnishings, lobby and public area furnishings, all artwork, lighting fixtures, kitchen, lounge, meeting room and restaurant equipment and furnishings (including, without limitation, all silver serving pieces, tables, chairs, podiums and staging platforms, and linens), laundry and dry cleaning equipment, safes, safe deposit boxes, pool chairs and equipment, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other equipment and other personal property which are now, or may hereafter prior to the Closing Date be, placed in or on or attached to the Property and are used in connection with the operation of the Property (but not including items owned or leased by tenants or which are leased under the Equipment Leases by the Manager) (the “FF&E”);

(ii)        all right, title and interest in and to (to the extent transferable under applicable law) all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated (the “Licenses and Permits”);

(iii)       all right, title and interest in and to (to the extent assignable) all warranties, if any, issued by any manufacturer, contractor, subcontractor, supplier or workman in connection with the maintenance, repair, construction or installation of equipment or any component of the improvements included as part of the Property or FF&E;

(iv)       all right, title and interest in and to (to the extent assignable) all Operating Agreements;

(v)        all right, title and interest in and to all leases, subleases, licenses, contracts and other agreements, granting a real property interest to any other Person for the use or occupancy of all or any part of the Property (including without limitation all cell towers, billboards, and parking lots), other than the Bookings (the “Tenant Leases”) and all security and escrow deposits or other security held by or for the benefit of, or granted to, the Seller in connection with, such Tenant Leases;

(vi)       all right, title and interest in and to all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel or used in the operation of the Hotel (the “Equipment Leases”), together with all deposits made thereunder;

(vii)      all right, title and interest in and to all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel for dates from and after the Closing Date (the “Bookings”), together with all deposits held by the Seller with respect thereto;

(viii)     all right, title and interest in and to the Guest Ledger as set forth in SECTION 9.3(a);

(ix)       all items included within the definition of “Property and Equipment” under the latest edition of the Uniform System of Accounts for the Lodging Industry, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items (“Property and Equipment”);

(x)        all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as Supplies, provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, and similar items and including all food and beverages which are located at the Hotel, or ordered for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under applicable law (the “Inventories”);

(xi)       all merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Cut-Off Time, but not including any such merchandise owned by any tenant at the Property or by the Manager (“Retail Merchandise”);

(xii)      all right, title and interest in and to (to the extent such are assignable) all names, tradenames, trademarks, service marks, logos, the Hotel’s website and web address, and other similar proprietary rights and all registrations or applications for registration of such rights used in the operation of the Hotel (the “Intangible Property”);

(xiii)     all right, title and interest in and to (including without limitation to the extent not included in SECTION 2.1(b)(i) above) the Hotel’s telephone numbers, printed marketing materials and any slides, proofs or drawings used to produce such materials, to the extent such slides, proofs or drawings are in the Seller’s possession or control (“Miscellaneous Personal Property”); and

(xiv)     to the extent in the Seller’s possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Hotel, all books and records, if any, related to the Hotel (collectively, “Books and Records”), and any goodwill of the Seller related to the Hotel; provided, however, that the Seller may retain a copy of all such books and records.

(c)        Excluded Property.  Notwithstanding anything to the contrary in SECTION 2.1(a) and SECTION 2.1(b), the property, assets, rights and interests set forth in this SECTION 2.1(c) are expressly excluded from the Asset:

(i)         Cash.  Except for deposits expressly included in SECTION 2.1(b) and except for any cash on hand or in house banks for which the Seller receives a credit under SECTION 9.1(k), all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Hotel, including, without limitation, any reserves maintained by the Seller or the Manager as required by the Management Agreement or the Franchise Agreement (subject to SECTION 9.1(k));

(ii)        Third Party Property.  Any fixtures, personal property or equipment owned by (A) the lessor under any Equipment Leases, (B) the supplier or vendor under any other Operating Agreements, (C) the tenant under any Tenant Lease, (D) [any Employees, (E) the Manager or (F) any guests or customers of the Hotel, including, without limitation, those items set forth on Schedule 2.1(c) attached hereto; provided, however, that at Closing the Buyer will have the same rights to the use and benefit to any of the foregoing as the Seller and the Hotel currently possess, unless otherwise terminated pursuant to the terms of this Agreement; and

(iii)       Receivables.  Any Retained Accounts Receivable as set forth in SECTION 9.3(b).

SECTION 2.2.      Purchase Price.

(a)        The consideration for the purchase of the Asset shall be $18,000,000.00 (the “Purchase Price”), which shall be paid by the Buyer to the Seller at the Closing in immediately available funds by wire transfer to such account or accounts that the Seller shall designate to the Buyer; provided that such amount shall be reduced by the Earnest Money and adjusted for Closing adjustments and credits provided for in ARTICLE IX and elsewhere in the Agreement.

(b)        The Seller and the Buyer agree that the Purchase Price shall be allocated between the Property and the Asset-Related Property as of the Closing for federal, state and local tax purposes in accordance with the applicable provisions of Section 1060 of the Code.  The Seller and the Buyer agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties; provided, however, if the Seller and the Buyer cannot mutually agree upon allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.  The provisions of this SECTION 2.2(b) shall survive the Closing.

SECTION 2.3.      Earnest Money.

(a)        Within 3 Business Days of the Effective Date, the Buyer shall deposit with the Title Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to the Initial Deposit in immediately available funds by wire transfer to such account as Escrow Agent shall designate to the Buyer. If the Initial Deposit is not deposited by the Buyer by 5:00 p.m. (Central Time) on the third Business Day following the Effective Date, the Seller shall have the right, in the Seller’s sole and absolute discretion, upon written notice to the Buyer delivered prior to the Buyer’s deposit of the Earnest Money with the Title Company, to terminate this Agreement whereupon this Agreement shall terminate and neither party hereto shall have any further rights, liabilities or obligations hereunder except for those that expressly survive the termination of this Agreement.

(b)        Within 2 Business Days after the expiration of the Study Period, if Buyer does not terminate this Agreement prior to or on the Study Period pursuant to SECTION 3.1(a), the Buyer shall deposit with the Escrow Agent, and increase the Earnest Money by, an amount equal to the Additional Deposit in immediately available funds by wire transfer.  Failure of the Buyer to deliver the Additional Deposit as provided herein shall result in the automatic termination of this Agreement whereupon the Initial Deposit shall be immediately returned to the Seller and this Agreement shall terminate and neither party hereto shall have any further rights, liabilities or obligations hereunder except for those that expressly survive the termination of this Agreement.

(c)        If the Buyer elects to extend the Initial Closing Date pursuant to SECTION 2.4(a), then on or before the expiration of the Initial Closing Date, the Buyer shall deposit with the Escrow Agent, and increase the Earnest Money by, an amount equal to the Extension Deposit in immediately available funds by wire transfer.  Failure of the Buyer to deliver the Extension Deposit as provided herein (or otherwise close on or before the Initial Closing Date) shall be a default by the Buyer under this Agreement, unless the Buyer is otherwise expressly entitled to terminate this Agreement and elects to so terminate prior to the due date of such Extension Deposit.

(d)       Upon delivery by the Buyer to Escrow Agent and upon receipt of an executed form W-9, any and all portions of the Earnest Money will be deposited by Escrow Agent in an account acceptable to the Buyer and the Seller and shall be held in escrow in an interest-bearing account in accordance with the provisions of SECTION 12.3. Any interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the

Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with SECTION 2.2(a).

SECTION 2.4.      The Closing.

(a)        Subject to the provisions of SECTION 11.1, the closing of the purchase and sale of the Asset (the “Closing”) shall take place on the Initial Closing Date, or, if extended as described below, the Extended Closing Date, or such other earlier date as mutually agreed to by the Buyer and the Seller (such date or any extension thereof as described below, the “Closing Date”), Time Being Of The Essence with respect to the Buyer’s and the Seller’s obligations hereunder on the Closing Date, subject only to the rights to adjourn the Closing Date as it may otherwise be extended pursuant to SECTION 4.4 or as a result of either party’s cure right under SECTION 11.2.  The Buyer may extend the Initial Closing Date for no longer than the Extended Closing Date upon written notice to the Seller of such extension delivered to the Seller prior to the expiration of the Initial Closing Date and delivery of the Extension Deposit in immediately available funds by wire transfer to the Escrow Agent on or prior to the expiration of the Initial Closing Date.  Any extension of the Initial Closing Date or other adjournment of the Closing Date (including without limitation as the result of either party’s cure right under SECTION 11.2) pursuant to the express terms of this Agreement shall be deemed to be an extension or adjournment of the closing date under all of the other Related Agreements (and will require the delivery of the extension deposits under the other Related Agreements in the same manner as set forth above and vice versa in the event of any extension or adjournment of the closing date under any of the Related Agreements).  Notwithstanding anything to the contrary herein, if the Closing shall not have occurred on or before the Drop Dead Date for any reason other than a material breach or default by the Seller or the Buyer, then either such non-defaulting party shall have the right to terminate this Agreement subject to the terms and provisions of SECTION 11.1.

(b)        The Closing shall be held on the Closing Date at the offices of the Escrow Agent or at such other location agreed upon by the parties hereto.

(c)        Notwithstanding any other provision herein to the contrary, there shall be no requirement that the Seller and the Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing may be delivered to Escrow Agent unless the parties hereto mutually agree otherwise. The Buyer and the Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

ARTICLE III.

STUDY PERIOD

SECTION 3.1.      Study Period.

(a)        The Buyer shall have the right, upon prior reasonable written notice to the Seller to examine the books and records relating to the Property, to enter upon the Land and to perform, at the Buyer’s expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Buyer may deem appropriate, taking care to cause minimal interference with the business conducted on the Property; provided that (i) no invasive testing may be conducted without the Seller’s prior written consent, which may be withheld by the Seller in its sole discretion, and (ii) none of the Buyer or any of its representatives, lender, consultants and agents shall (x) cause any damage or make any physical changes to any of the Property or (y) intentionally or unreasonably interfere with the rights of Hotel guests or others who may have a legal right to use or occupy the Property or (z) otherwise intentionally or unreasonably interfere with the operation of the Property.  The Seller or its representatives shall have the right to be present to observe any testing or other inspection performed on any of the Property.  If for any reason, or no reason, the Buyer notifies the Seller, in writing, prior to 5:00 p.m. Central Time on the last day of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate, the Earnest Money shall be immediately returned to the Buyer, and, upon return of the Earnest Money, the Buyer and the Seller shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement).

(b)        Promptly after the Effective Date, and throughout the term of this Agreement as any of the materials listed in Schedule B become available to the Seller or are amended or updated, (to the extent not previously provided or made available to the Buyer) the Seller shall deliver to the Buyer, copies of such materials which are in, or come into, the Seller’s possession or control.

(c)        Buyer hereby agrees to indemnify, defend and hold the Seller, and its employees, guests, contractors, tenants, manager and their respective invitees harmless from all personal injury or property damage suffered or incurred by or claimed against the foregoing arising directly out of any due diligence activities conducted or the entry upon the Land by any of Buyer, its representatives, lenders, consultant or agents, provided, however, such indemnity shall not cover liability arising from pre-existing conditions unless such pre-existing conditions are exacerbated by the Buyer or its consultants, agents, contractors, employees or representatives, in which case the Buyer shall be liable for and to the extent of the exacerbated condition and not the pre-existing condition.  The Buyer, at its own expense, shall restore any damage to the Property caused by any of the tests or studies made by the Buyer, or its agents or contractors, but specifically excluding restoring or correcting any environmental or other damage to the Real Property that is discovered as a result of such tests or studies.  The Buyer and any of its agents and contractors shall maintain at all times during their entry upon any of the Property for the purpose of conducting any due diligence activities, commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000) combined single limit, bodily injury, death and property damage insurance per occurrence.  Upon the Seller’s request, Buyer (or its agents or contractor) will deliver a certificate issued by the insurance carrier of each such policy to the Seller prior to any entry upon any Property.

(d)       The Buyer’s obligations under this SECTION 3.1 shall survive any termination of this Agreement or the Closing of the transaction contemplated herein.

SECTION 3.2.      Title and Survey.

(a)        The Seller shall order and cause to be delivered to each of the Buyer and the Seller a commitment for the Title Policy from the Title Company, together with all underlying title exception documents.  The Buyer shall, at its expense, order and cause to be delivered to each of the Buyer and the Seller, an ALTA survey of the Property.  After receipt of the survey and the title commitment, the Buyer shall notify the Seller of any defects in title or survey shown by such commitment and/or ALTA survey that the Buyer is unwilling to accept.  Within 5 days after such notification, the Seller shall notify the Buyer whether the Seller is willing to cure such defects; the Seller’s failure to so notify the Buyer shall be deemed to be the Seller’s refusal to cure all such defects (except for any defects consisting of those items in the last sentence of this SECTION 3.2 below expressly required to be cured by the Seller).  The Seller may cure any defect by causing the Title Company, at the Seller’s sole cost and expense, to omit such defect as an exception to the Title Policy or to “insure over” such defect to the Buyer’s reasonable satisfaction.  If the Seller is willing to cure such defects, the Seller shall act promptly, diligently and use commercially reasonable efforts to cure such defects at its expense.  Subject to those items below expressly required to be cured by the Seller, if the Seller is unwilling or unable to cure any other such defects by Closing (or fails to notify Buyer and therefore has elected not to cure such defects), then the Buyer shall elect, within 5 days after written notice thereof from the Seller to the Buyer (or within 5 days after the Seller’s time for giving notice has expired without any notice from the Seller), by giving the Seller written notice that the Buyer either (i) waives such defects and shall proceed to Closing without any abatement in the Purchase Price with respect thereto, or (ii) terminates this Agreement and shall be entitled to receive a full and immediate refund of the Earnest Money and, upon return of the Earnest Money, this Agreement shall terminate and the Buyer and the Seller shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement).  In the event that the Buyer does not make such election within the applicable time frame, the Buyer shall be deemed to have elected to waive any such defects pursuant to clause (i) above.  Subject to those items below expressly required to be cured by the Seller, all title matters not objected to by the Buyer during the Study Period (or objected to but which the Seller declines, or is deemed to decline, to cure as provided above without the Buyer thereafter electing to terminate this Agreement) shall be deemed “Permitted Title Exceptions.”  Notwithstanding the foregoing, if any such defects of title consist of mortgages or deeds of trust, any other monetary liens and/or tax liens (other than liens for taxes not yet due and payable), the Buyer shall be deemed to have notified the Seller that the Buyer is unwilling to accept such defects and the Seller covenants and agrees that at or prior to Closing the Seller shall cure by payment, bonding, or escrow deposit acceptable to the Title Company (and the Escrow Agent is authorized to pay and discharge at Closing from the Seller’s proceeds, if not so cured) and cause to be cancelled and discharged such monetary title defects.

(b)        The Seller shall promptly bring to the Buyer’s attention any defect in title which the Seller becomes aware of and which were created by, under or through the Seller to the extent not included in the initial title commitment received by the Buyer pursuant to SECTION 3.2(a) (each, an “Intervening Lien”).  To the extent that there exist any Intervening Liens, other than the Permitted Title Exceptions, the Seller may, at its sole option, undertake, at its expense, all necessary actions to remove and cure any and all such Intervening Liens prior to Closing; provided, however, that in the event that the Seller elects not to remove and cure any Intervening

Liens, other than the Permitted Title Exceptions, and such exist at Closing, the Buyer shall have the right to terminate this Agreement whereupon the Earnest Money shall be returned immediately to the Buyer, and, upon return of the Earnest Money, this Agreement shall terminate and the Buyer and the Seller shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement); provided, further, the Seller shall have the unconditional commitment to remove any Intervening Lien, other than the Permitted Title Exceptions, created directly by the affirmative actions of the Seller, or to the extent created at the Seller’s express direction by its agents and/or representatives (including the Manager), and the failure to so remove shall be a material breach of this Agreement.

SECTION 3.3.      Environmental Audit.  The Buyer shall, at its option and expense, order a Phase I environmental audit.  If such audit reveals the existence of conditions which, in the reasonable judgment of the Buyer, require further investigation (including without limitation borings, soil samples or other invasive testing), then the Buyer will provide prompt written notice to the Seller of such additional testing required (including the scope and specifications of such additional testing).  Within 5 days of such notice, the Seller shall elect in writing to the Buyer, at the Seller’s sole discretion, to either (a) allow such additional testing pursuant to the scope and specifications contained in the Buyer’s notice or (b) disallow such further environmental investigation (any failure by the Seller to respond timely will be deemed to be an election of (b) above).  If the Seller elects (or is deemed to have elected) not to allow such additional testing, then the Buyer shall elect, within 5 days after written notice thereof from the Seller to the Buyer (or within 5 days after the Seller’s time for giving notice has expired without any notice from the Seller), by giving the Seller written notice that the Buyer either (i) waives such additional testing and shall proceed to Closing without any abatement in the Purchase Price with respect thereto, or (ii) terminates this Agreement, whereupon the Earnest Money shall be returned immediately to the Buyer, and, upon return of the Earnest Money, this Agreement shall terminate and the Buyer and the Seller shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement).  In the event that the Buyer does not make such election within the applicable time frame, the Buyer shall be deemed to have elected to waive such additional testing pursuant to clause (i) above.

SECTION 3.4.      Franchise

(a)        Within 3 Business Days after the Effective Date, the Buyer shall submit a franchise application to Franchisor, together with all required related documents and submittals, and shall pay all fees and costs imposed by Franchisor in connection with such application.  The Buyer acknowledges that the Seller has obtained and delivered to the Buyer the product improvement plan required by the Franchisor with respect to the Hotel (the “PIP”).  During the Study Period (and commencing immediately upon the Effective Date), the Buyer shall use its commercially reasonable efforts, and pay all costs and expenses therewith associated, to obtain a franchise commitment (the “New Franchise”) with respect to the Property from the current Franchisor, all upon terms and conditions reasonably acceptable to the Buyer; provided that the Buyer agrees that it will accept (if not able to negotiate any more favorable terms from Franchisor) (i) a term ending at the current expiration date of the existing Franchise Agreement, (ii) Franchisor’s standard fees (without requiring any waiver or reduction), and (iii) Franchisor’s current standard form of franchise agreement.  The Seller and the Buyer shall cooperate with each other and the Franchisor to expedite completion of the same.  If the Buyer does not receive the New Franchise or approval thereof from the Franchisor on or before the expiration of the

Study Period, the Buyer may, at its option, upon written notice to the Seller have up to an additional 15 days to obtain the New Franchise or approval thereof (the Study Period as so extended solely for such purposes, the “Franchise Approval Period”); provided that the Buyer shall review and approve the PIP prior to the expiration of the Study Period and, if the Buyer has not elected to terminate this Agreement prior to the expiration of the Study Period, the Seller shall be deemed to have approved of the PIP.  If, despite Buyer’s good faith, commercially reasonable efforts, the Buyer does not receive the New Franchise or approval thereof from the Franchisor on or before the expiration of the Franchise Approval Period, the Buyer may, at its option, upon written notice to the Seller and the Escrow Agent terminate this Agreement, at which time the Earnest Money shall be returned promptly to the Buyer and upon return of the Earnest Money, the Buyer and the Seller shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement).  If the Buyer does not elect to terminate, to the extent permitted, on or before the expiration of the Franchise Approval Period, the Earnest Money shall remain non-refundable, except as otherwise expressly set forth in this Agreement, and the Buyer’s obligation to purchase the Property shall be conditional only as otherwise provided in accordance with the terms of this Agreement. All costs of the New Franchise, including, without limitation, costs associated with any required property improvement plan (including the PIP), attorneys’ fees and costs of Franchisor, and reserves required by Franchisor, shall be the responsibility of the Buyer.

(b)        If the Buyer elects not to obtain a New Franchise from Franchisor (but instead elects another franchisor or brand or elects not to have any franchise or brand) or the Buyer does not obtain the New Franchise and does not terminate this Agreement in accordance with SECTION 3.4(a) and proceeds to Closing, the Buyer shall (i) pay all cancellation fees, termination fees, removal fees or other amounts owed to Franchisor as a result of cancellation and termination of the Franchise Agreement, (ii) immediately upon Closing, cease operating the Property as a “System Hotel” within the Franchisor system, including, without limitation, not directly or indirectly representing or giving the impression that it is a present or former franchisee or licensee of Franchisor or that the Property was previously a “System Hotel,” and (iii) immediately upon Closing, at its sole cost and expense, immediately and permanently remove or cause to be removed from the Property all identifying characteristics, marks and intellectual property of Franchisor and its “System Hotels,” including, without limitation, all electronic systems, signs, fixtures, furniture, furnishings, equipment, advertising materials, stationery, supplies, forms and other items containing the words, trademark, service marks or insignia for a “System Hotel,” return to Franchisor its intellectual property and other materials proprietary to Franchisor, make such alterations as may be necessary and required by Franchisor to distinguish the Hotel from its former appearance and other “System Hotels” and allow Franchisor to enter upon the Property to complete any of the foregoing not completed by the Buyer within thirty days after Closing (collectively, “De-Identification”).  The De-Identification will involve, among other things, all de-identification required by the Franchise Agreement and compliance with all other requirements of the Franchise Agreement that arise as a result of the sale of the Property to the Buyer.  Upon Closing and in the event that the Buyer does not obtain a New Franchise from Franchisor (but instead elects another franchise or brand or elects not to have any franchise or brand), the Buyer agrees to indemnify and hold the Seller harmless from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from the termination of the Franchise Agreement hereunder and/or the Seller’s ability or inability to obtain a release of Seller or any Seller related guarantor of the Franchise Agreement and any failure by the Buyer to comply with all obligations arising in connection with De-Identification and any obligations imposed by Franchisor on the owner of the Property after Closing.

SECTION 3.5.                       Buyer Audit Requirements.  The Seller agrees to use commercially reasonable efforts to promptly deliver to the Buyer all of the audit request materials listed on Exhibit E; provided, however, the Seller shall deliver all such materials within its possession (or which are otherwise reasonably accessible to the Seller as of the Effective Date) prior to the expiration of the Study Period; provided further, the Seller acknowledges and agrees to use its good faith efforts to also provide such additional information related to both the operation of the Property during the Seller’s period of ownership of the Property and the Seller as requested by the Buyer (or its accountants) which is deemed relevant and reasonably necessary (as reasonably determined by the Buyer, with the understanding than any such inquiry that is made by the Buyer or its accountants shall pertain solely to the affairs of the Seller as the owner of the Property and shall not extend to the financial or other information of any direct or indirect owner of the Seller) to enable the Buyer and its accountants to prepare financial statements in compliance with (a) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit will commence immediately upon Closing and which is required to be completed and filed with the Securities and Exchange Commission within 75 days after Closing; (b) any other rule issued by the Securities and Exchange Commission and applicable to the Buyer; and (c) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, the Buyer.  Notwithstanding the foregoing and upon Buyer’s written request, the Seller shall engage (at the Buyer’s sole cost and expense) McGladrey LLP to commence any and all such required audits.  The Seller acknowledges and agrees that the foregoing is a representative description of the information and documentation that the Buyer and its accountants may require in order to comply with (a), (b) and (c) above.  In connection with the foregoing post-Closing audit(s), and in furtherance of the Seller’s obligations to assist the Buyer pursuant to this SECTION 3.5, the Seller covenants and agrees to execute and deliver to McGladrey LLP the audit representation letter solely for the benefit of McGladrey LLP, the form of which is attached hereto as Exhibit F (the “Audit Representation Letter”), provided that the form of such Audit Representation Letter may be modified as required to account for any issues identified during the audit.  Notwithstanding the foregoing, to the extent permitted by law and without in any way limiting any of the Buyer’s rights and remedies expressly provided for under this Agreement (but subject to the limitations on such rights and remedies as expressly provided for under this Agreement), the Buyer, its agents, consultants and any other Person claiming by, through or under the Buyer (but expressly excluding McGladrey LLP) (a) shall have no claims against Seller Releasees solely as a result of the audit contemplated by this SECTION 3.5 or the Audit Representation Letter, and (b) hereby waive and release any claims against Seller Releasees that may arise solely from, or as a result of, such audit or the Audit Representation Letter, unless, in either of (a) or (b), such parties would otherwise have a claim expressly provided for under this Agreement (but subject to the limitations on any such claim as expressly provided for under this Agreement).  The Seller’s obligations under this SECTION 3.5 shall survive the Closing for a period of 12 months.  The Buyer’s obligations under this SECTION 3.5 shall survive any termination of this Agreement.

SECTION 3.6.                       Buyer’s Due Diligence Reports.  In the event the transaction contemplated by this Agreement is not closed for any reason whatsoever, the Seller may elect to have the Buyer deliver to the Seller originals or copies of all third party reports, documents, studies, analyses, and other written information obtained by the Buyer with respect to the Property, including results of physical inspections, engineering studies, engineering drawings and specifications, surveys, Hazardous Materials reports, soil tests, site plans, feasibility studies, market studies, property improvement plans, architectural plans, specifications and drawings, title reports, permits, approvals and authorizations (whether obtained from Governmental Authorities or third parties); and all other work product (excluding attorney client privileged materials, internal memoranda, and appraisals) generated by third parties for the Buyer solely in connection with the Property; provided, however, in the event the Buyer delivers any or all of the aforementioned materials to the Seller, the Buyer makes no representation or warranty as to the accuracy or completeness of the same and the Seller shall have no right to rely on such materials.  In consideration for the Buyer providing all such aforementioned materials, the Seller shall pay the Buyer an amount equal to one-half of the actual out-of-pocket costs incurred by the Buyer in obtaining such materials (as evidenced by invoices, purchase orders and the like).  The provisions of this SECTION 3.6 shall survive the termination of this Agreement.

ARTICLE IV.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

SECTION 4.1.                       General Seller Representations and Warranties. The Seller hereby represents and warrants to the Buyer, as of the date hereof, as follows:

(a)                               Formation; Existence.  The Seller is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)                              Power and Authority. The Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the sale and purchase of the Asset and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)                               No Consents. Except as set forth in Schedule 4.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the Seller’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)                             No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale and purchase of the Asset, will not (i) conflict with or result in any violation of the Seller’s organizational documents, (ii) except as set forth in Schedule 4.1(d), conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the

Seller is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to the Seller or its assets or properties.

(e)                               Litigation with Respect to Seller.  Except as set forth in Schedule 4.1(e), there is no action, suit, claim or proceeding pending against the Seller or any of its assets in any court, before any arbitrator or before any Governmental Authority or other Person (i) that would materially adversely affect the Seller, (ii) that seeks restraint, prohibition, damages, or other relief in connection with this Agreement or the transactions contemplated hereby, or (iii) would delay consummation of any of the transactions contemplated hereby.  The Seller is not subject to any judgment, decree, injunction, rule or order of any court or other Governmental Authority relating to the Seller’s participation in the transactions contemplated by this Agreement.  The Seller has not received any written notice of any such threatened action or proceeding or litigation.

(f)                                Bankruptcy.  No Act of Bankruptcy has occurred with respect to the Seller.

(g)                              Foreign Person. The Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(h)                              Anti-Terrorism Laws.

(i)                                  None of the Seller or, to Seller’s Knowledge, any of its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)                              None of the Seller or, to Seller’s Knowledge, any of its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)                          None of the Seller, or, to Seller’s Knowledge, any of its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)                          The Seller understands and acknowledges that the Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Buyer, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Seller’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Seller.

(v)                              Neither the Seller, nor any person controlling or controlled by the Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

SECTION 4.2.                       Representations and Warranties of the Seller as to the Asset. The Seller hereby represents and warrants to the Buyer, as of the date hereof, as follows:

(a)                               Operating Agreements.  A correct and complete list of all material Operating Agreements (and any amendments or modification thereof) affecting the Property as of the date hereof are set forth on Schedule 4.2(a) attached hereto.  None of such material Operating Agreements have been modified or amended in any material way, except as set forth on Schedule 4.2(a) and all material Operating Agreements are in full force and effect.  To Seller’s Knowledge, the Seller has delivered to the Buyer true and complete copies of each material Operating Agreement to the extent in the Seller’s possession or control.  The Seller has neither given nor received any written notice of a default under any material Operating Agreement which default remains uncured and, to the Seller’s Knowledge, there is no existing condition that, with notice or lapse of time or both, would constitute a material default by any party under any material Operating Agreement.

(b)                              Employees. None of the Seller or any of its affiliates has any employees with respect to the ownership, operation or maintenance of the Property (other than those in the employ of the Manager).  Neither the Seller nor, to Seller’s Knowledge, Manager are parties to any written employment agreement, collective bargaining agreement or compensation agreement.  To the Seller’s Knowledge, there are no union organization efforts pending or threatened with respect to any of the Employees.

(c)                               Tenant Leases and Equipment Leases. Schedule 4.2(c) sets forth a correct and complete list of the Tenant Leases and all material Equipment Leases for the Hotel as of the date hereof.  Except as set forth in Schedule 4.2(c), as of the date hereof, all material Equipment Leases and Tenant Leases are in full force and effect and the Seller has delivered to the Buyer true and complete copies of all material Equipment Leases and Tenant Leases.  The Seller has neither given nor received any written notice of a default under any material Tenant Lease or Equipment Lease which default remains uncured and, to the Seller’s Knowledge, there is no existing condition that, with notice or lapse of time or both, would constitute a material default by any party under any material Tenant Lease or Equipment Lease.

(d)                             Condemnation. As of the date hereof, there is no pending condemnation or similar proceedings affecting the Property, the Seller has not received any written notice of any potential condemnation or similar proceedings and, to the Seller’s Knowledge, there are no such threatened condemnation or similar proceedings.

(e)                               Litigation. Except as disclosed in Schedule 4.2(e) attached hereto, as of the date hereof, there are no actions, suits or proceedings pending against the Asset in any court or before or by an arbitration tribunal or regulatory commission, department or agency and, to the Seller’s Knowledge, none are threatened.  Neither the Seller, nor to the Seller’s Knowledge, Manager has received any written notice of any such threatened action or proceeding or litigation.

(f)                                Environmental Matters. To the Seller’s Knowledge, neither the Seller or Manager has, during the Seller’s ownership, stored, produced or disposed of any Hazardous Materials at the Hotel, other than such products typically used in the operation of hotels similar to the Hotel.  The Seller has not received any written notice from any Governmental Authority of a violation of any applicable Environmental Laws.  The Seller has received no written notice from any Governmental Authority that the Seller does not have all required governmental permits and licenses, if any, relating to Hazardous Materials.  For the purposes of this SECTION 4.2(f), “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the date of this Agreement relating to the protection of the environment or to the generation, recycling, use or reuse, sale, storage, handling, transportation and disposal of Hazardous Materials.

(g)                              Title to Real Property and Personal Property.  Other than the excluded property set forth in SECTION 2.1(c), the Seller has good marketable title to the FF&E, Property and Equipment, Retail Merchandise and Inventories, free and clear of all liens and encumbrances as of the Closing Date.  The Seller shall own and have good, marketable title to the Property, free and clear of all liens and encumbrances as of the Closing Date, other than the Permitted Title Exceptions.

(h)                              Franchise Agreement.  All material conditions and obligations to be performed by the Seller under the Franchise Agreement, as of the date hereof, have been satisfied.  The Franchise Agreement is in full force effect.  The Seller has neither given nor received any written notice of a material default under the Franchise Agreement which default remains uncured and, to the Seller’s Knowledge, there is no existing condition that, with notice or lapse of time or both, would constitute a material default by any party under the Franchise Agreement.

(i)                                  Violation of Law.  To Seller’s Knowledge, the Seller has not received any written notice from any Governmental Authority or other Person of a violation of any applicable material law with respect to the ownership, operation or maintenance of the Property within the past 18 months.

(j)                                  Compliance with Existing Laws.  The Licenses and Permits listed on Schedule 4.2(j) represent all of the licenses, permits and approvals held by the Seller (or its Manager) as relates to its ownership, operation and use of the Property or any part thereof (whether transferable or not pursuant to applicable law), each of which is valid and in full force and effect, and, to Seller’s Knowledge, no provision, condition or limitation thereof has been breached or violated.

(k)                              Financial Information.  The Seller has provided to the Buyer profit and loss statements and balance sheets regarding the Property and the business operations of the Hotel for the Seller’s actual period of ownership of the Property.  To the Seller’s Knowledge, all of the foregoing information has been prepared in conformity with generally accepted accounting principles and the Uniform System of Accounts and present fairly the results of operations by the Seller (and the Manager) of the Hotel.

(l)                                  Taxes.  The Seller has filed or caused to be filed (on a timely basis since its inception) all Tax Returns required to be filed with respect to the operations of the Hotel with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects.  The Seller has paid all Taxes, including penalties and interest that were due on or before such date and during the Seller’s ownership of the Hotel including, without limitation, all sales and use taxes required to be paid or collected during the Seller’s ownership and operation of the Hotel (which amounts have been collected and paid, in the ordinary course of business, to the appropriate Governmental Authority).  There are no (i) actions currently pending or, to the Seller’s Knowledge, threatened against the Hotel by any Governmental Authority for the assessment or collection of Taxes; (ii) audits or other examinations in progress nor has the Hotel nor the Seller been notified in writing of any request for examination; or (iii) claims for assessment or collection of Taxes that have been asserted in writing against the Seller.  There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Taxes of the Seller, and the Seller has not requested any extensions of time within which to file any Tax Return.

SECTION 4.3.                       Covenants of the Seller Prior to Closing. From the date hereof until Closing or earlier termination of this Agreement:

(a)                               Insurance. The Seller or their agents shall keep the Property insured against fire and other hazards in coverage, amounts and deductibles not materially less than those in effect as of the date of this Agreement and otherwise under such terms as the Seller deems advisable consistent with past practices.

(b)                              New Operating Agreements. Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, the Seller or the Manager or any other agents shall not enter into any Operating Agreements or Equipment Leases, or renew, amend, terminate or supplement any such contracts; provided that any of such parties may enter into or renew such contracts, or amend, terminate or supplement such contracts, without the Buyer’s consent if such contract is entered into (or renewed, amended, terminated or supplemented, as the case may be) in the ordinary course of business at the Property, or is necessary as a result of an emergency to life or property at the Property and in either case, is either terminable on 90 days or less notice, without penalty.  If the Seller or the Manager enters into or renews any such Operating Agreement and/or Equipment Lease, terminates, or amends or supplements any such contracts, after the date of this Agreement, then the Seller shall promptly provide written notice and a copy thereof to the Buyer and, unless the same required the Buyer’s prior written approval pursuant to this paragraph (b) and such approval was not obtained, the schedule of contracts attached to the Assignment of Contracts shall be so modified, and such contract shall be deemed added to Schedule 4.2(a) attached hereto and Schedule 4.2(a) shall be deemed amended at the Closing to include such contracts. If a new Operating Agreement and/or Equipment Lease, or a renewal, amendment, termination or supplement to any such existing contract, requires the Buyer’s prior written approval or Seller otherwise requests Buyer’s approval and the Buyer does not object within 7 days after receipt of a copy of such contract, then the Buyer shall be deemed to have approved such contract. The Seller and the Manager shall observe and perform all of the material obligations under the material Operating Agreements and Equipment Leases, excluding any such Operating Agreements or Equipment Leases which are terminated in the ordinary course of the operation of the Hotel or as a result of a default by the other party.

(c)                               New Tenant Leases. Without the prior written consent of the Buyer, the Seller or the Manager or any other agents shall not execute any new lease, or renew, amend, terminate or supplement any existing Tenant Lease (unless required by the terms thereof), for space at the Property.  If the Buyer’s prior written approval was obtained on a new Tenant Lease or the renewal, amendment or supplement of an existing Tenant Lease, such Tenant Lease shall be deemed added to Schedule 4.2(c) attached hereto and Schedule 4.2(c) shall be deemed amended at the Closing to include such Tenant Leases.  If the Buyer does not object within 10 days after receipt of a copy of a request for approval of a new Tenant Lease, or to the renewal, amendment, termination or supplement of an existing Tenant Lease (unless required by the terms thereof), then the Buyer shall be deemed to have approved such new Tenant Lease, renewal, amendment, termination or supplement, as the case may be.

(d)                             Franchise Agreement. The Seller or the Manager or any other agents shall observe and perform all of the material obligations under the Franchise Agreement. Without the prior written consent of the Buyer, the Seller shall not amend, supplement or terminate the Franchise Agreement.

(e)                               Assets. The Seller or the Manager or any other agents shall not sell, exchange, assign, transfer, convey, remove or otherwise dispose of all or any of the Asset or any interest therein except for any FF&E, Inventories, Retail Merchandise, Miscellaneous Personal Property or Property and Equipment that are sold, replaced or consumed in the ordinary course of business and the Seller shall maintain the Assets in substantially the same condition as existed as of the date hereof (reasonable wear, tear and loss excepted).  The Seller shall (or shall cause the Manager) to also maintain all Inventories and FF&E at levels maintained in the ordinary course of business as of the date hereof.

(f)                                Operation. The Seller and the Manager shall continue to operate and maintain the Hotel in substantially the same manner in which it is being operated and maintained as of the date hereof, and shall continue to require the Manager to manage the Hotel in accordance with the Management Agreement; provided that, the Seller shall not perform, or allow to be performed, any capital improvements at the Hotel including, without limitation, any capital improvements or expenditures as may be contemplated by the existing capital expenditure budget for the Hotel, other than (i) those required in the case of an emergency to protect life or property, (ii) those required to comply with the existing product improvement plan, if any, or other requirements imposed by the Franchisor, or (iii) those undertaken in the ordinary course of business which are fully paid for by the Seller prior to Closing.

(g)                              Management Agreement. At or prior to the Closing, the Seller shall cause to be terminated at the Seller’s expense (without payment of any termination fee, termination penalty or termination damages being payable by the Buyer) the Management Agreement effective as of the Cut-Off Time.

(h)                              Consents.  Upon the Buyer’s written request or the extent specifically noted in Schedule 4.1(c), the Seller shall use commercially reasonable efforts to obtain all of the consents set forth on Schedule 4.1(c) or otherwise required to make the representation set forth in SECTION 4.1(c) true and accurate without exception prior to the Closing.

(i)                                  Exclusivity.  Neither the Seller, nor any Affiliate nor any of their respective members, partners, or agents (including, without limitation, the Broker) shall offer the Property, entertain and/or solicit offers for the Property or otherwise negotiate for the sale of the Property or make any information about the Property available (for purpose of sale or refinance) to any Person other than the Buyer, its Affiliates and their respective designees, agents and/or authorized third parties.

SECTION 4.4.                       Updating.  The foregoing representations and warranties under this ARTICLE IV shall be true as of the date of this Agreement and as of the date of Closing.  In the event that the Seller becomes aware of any changes in the foregoing representations and warranties occurring after the Effective Date and prior to the date of Closing, the Seller shall promptly disclose such changes in writing to the Buyer.  Should any of the Seller’s representations and warranties either be found to be incorrect in any materially detrimental respect as the result of any changes occurring after the Effective Date but prior to the Closing, the Seller shall notify the Buyer of such issue within 10 days of its discovery.  The Seller shall use reasonable efforts to attempt to cure the same by the Closing.  If the Seller is unable to cure same by the Closing, the Closing shall be postponed until 5 Business Days following the Buyer’s receipt of proof reasonably satisfactory to the Buyer that such matters have been cured, provided, however, if the Seller is unable to cure the same within 15 days after the scheduled Closing, the Buyer shall be entitled to elect by giving the Seller written notice that the Buyer either (i) waives the same and shall proceed to Closing or (ii) terminates this Agreement, whereupon the Earnest Money shall be immediately returned to the Buyer, and, upon return of the Earnest Money, this Agreement shall terminate and the Buyer and the Seller shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement).  For avoidance of doubt, if any of the Seller’s representations and warranties were incorrect when made on the Effective Date, the Seller shall be in breach of this Agreement.

ARTICLE V.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

The Buyer hereby represents and warrants to the Seller, as of the date hereof, as follows:

SECTION 5.1.                       Formation; Existence. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

SECTION 5.2.                       Power; Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

SECTION 5.3.                       No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the Buyer’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

SECTION 5.4.                       No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the acquisition of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

SECTION 5.5.                       Anti-Terrorism Laws.

(a)                               None of the Buyer or, to the Buyer’s Knowledge, its affiliates, is in violation of the Executive Order or any Anti-Money Laundering and Anti-Terrorism Law.

(b)                              None of the Buyer or, to the Buyer’s Knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(c)                               None of the Buyer or, to the Buyer’s Knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(d)                             The Buyer understands and acknowledges that the Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Seller, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Buyer’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer.

(e)                               Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

SECTION 5.6.                       Bankruptcy.  No Act of Bankruptcy has occurred with respect to the Buyer.

SECTION 5.7.                       AS-IS, WHERE-IS.

(a)                               The Buyer does hereby acknowledge, represent, warrant and agree to and with the Seller that, except as otherwise expressly provided in this Agreement or in any closing documents to be delivered by the Seller to the Buyer at Closing:  (i) the Buyer is expressly purchasing the Asset (and any part thereof) in its existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” whether known or unknown with respect to all facts, circumstances, conditions and defects, both patent and latent; (ii) the Seller has no obligation to inspect for, repair or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same; (iii) the Seller has provided the Buyer sufficient opportunity to make such independent factual, physical and legal examinations and inquiries as the Buyer deems necessary or appropriate with respect to the Asset and the transaction contemplated by this Agreement; (iv) the Seller has specifically bargained for the assumption by the Buyer of all responsibility to inspect and investigate the Asset and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (v) the Buyer has undertaken or will undertake all such inspections and investigations of the Asset as the Buyer deems necessary or appropriate with respect to the Asset and the suitability of the Asset for Buyer’s intended use, and based upon same, the Buyer is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers, the Buyer has approved or will approve the Asset in all respects, and the Buyer is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Asset; and (vi) the Seller is not making and has not made any warranty or representation with respect to any materials or other data provided by the Seller to the Buyer (whether prepared by or for the Seller or others) or the education, skills, competence or diligence of the preparers thereof or the physical condition or any other aspect of all or any part of the Asset as an inducement to the Buyer to enter into this Agreement and thereafter to purchase the Asset or for any other purpose.  Without limiting the generality of any of the foregoing, the Buyer specifically acknowledges that the Seller does not represent or in any way warrant the accuracy of any marketing information or pamphlets listing or describing the Asset or the information, if any, provided by the Seller to the Buyer; and

(b)                              EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY THE SELLER TO THE BUYER AT CLOSING, THE SELLER HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY AND FITNESS FOR PARTICULAR PURPOSES), WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES WITH RESPECT TO THE PROPERTY, ZONING, LAND VALUE, AVAILABILITY OF ACCESS OR UTILITIES, INGRESS OR EGRESS, GOVERNMENTAL APPROVALS, OR THE SOIL CONDITIONS OF THE LAND.  THE BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY THE SELLER TO THE BUYER AT CLOSING, BUYER IS BUYING THE PROPERTY “AS IS” AND IN ITS PRESENT CONDITION AND THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY THE SELLER TO THE BUYER AT CLOSING, THE BUYER IS NOT RELYING UPON ANY OTHER REPRESENTATION OF ANY KIND OR NATURE MADE BY THE SELLER WITH RESPECT TO THE LAND OR THE PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY THE SELLER TO THE BUYER AT CLOSING.

ARTICLE VI.

CONDITIONS PRECEDENT TO CLOSING

SECTION 6.1.                       Conditions Precedent to the Seller’s Obligations. The obligation of the Seller to consummate the transfer of the Asset as contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by the Seller) as of the Closing of the following conditions:

(a)                               Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b)                              The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing.

(c)                               No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect or threatened in writing as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(d)                             The Buyer shall have made (or caused to have been made) all of the deliveries required to be made by the Buyer under SECTION 7.1.

(e)                               The Seller shall have received evidence that the Franchise Agreement has been terminated.

(f)                                Simultaneously with the execution of this Agreement, the Buyer or affiliates of Buyer (collectively, “Affiliate Buyers”) are entering into the Related Agreements with other sellers that are affiliates of Seller (collectively, “Other Sellers”).  Except as otherwise set forth below, it shall be a condition precedent to the Seller’s obligation to close on the sale of the Asset, that (i) the closing date under the Related Agreements shall be the same as the Closing Date under this Agreement and (ii) the closing of the Related Agreements shall take place simultaneously with the Closing hereunder (i.e., the closing in this Agreement or any Related Agreement will have occurred when all of the conditions precedent to closing set forth in the applicable agreement have been met or waived by the appropriate party, including without limitation the Title Company’s receipt of the applicable deed or assignment of lease and its unconditional and irrevocable commitment to (x) record the deed or assignment of lease; and (y) issue the Title Policy effective as of such date, notwithstanding that such deed or assignment of lease may not have been recorded).  If any of the Buyer or Affiliate Buyers defaults under this Agreement or any Related Agreement, as applicable, such default shall be deemed a default by the Buyer and the Affiliate Buyers under this Agreement and all of the Related Agreements.  Notwithstanding the foregoing, in the event that any of the Seller or Other Sellers is in default under this Agreement or any other Related Agreement (any such agreement being a “Defaulted Agreement”), as applicable, and the respective parties thereto fail to close under such Defaulted Agreement, then, so long as the Acquisition Threshold is met, a closing under such Defaulted Agreement shall not be a condition precedent to the Seller’s obligation to close under this Agreement or any other Related Agreement (so long as the Acquisition Threshold is met); provided, however, in the event that the Acquisition Threshold is not met, then such defaults shall constitute a default under this Agreement and all other Related Agreements and the Buyer shall have the right to terminate this Agreement (and all other Related Agreements) and the Seller shall be deemed in breach hereof whereupon the Buyer shall have the remedies set forth in SECTION 11.2(c), except that the aggregate amount of out-of-pocket costs and expenses that the Buyer will be entitled to recover from the Seller for damages under this Agreement and the other Related Agreements shall in no event exceed Three Hundred Thousand Dollars ($300,000.00) under SECTION 11.2(c).  Additionally, if any of the Buyer or Affiliate Buyers elects to terminate this Agreement or any Related Agreement, as applicable, under any provision of this Agreement or such Related Agreement that expressly gives the Buyer (or an Affiliate Buyer, as applicable) the right to terminate (other than as the result of the Seller’s default for which the preceding sentence in this clause (f) shall control), then any such notice to terminate under any such agreement shall be deemed an election to terminate this Agreement and all of the Related Agreements, it being the intention of the parties that except as otherwise set forth in this clause

(f), there shall be no Closing under this Agreement unless there is a closing under the Related Agreements and vice versa.

SECTION 6.2.                       Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement and pay the Purchase Price is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a)                               Each of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date subject to any changes permitted pursuant to this Agreement.

(b)                              The Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Seller on or before the Closing.

(c)                               No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect or threatened in writing as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(d)                             The Title Company shall have issued to the Buyer the Title Policy (or a “marked-up” title commitment committing to issue such Title Policy) effective and dated as of the Closing Date.

(e)                               The Seller shall have made (or caused to have been made) all of the deliveries required to be made by the Seller under SECTION 7.2 and Central Parking System of Georgia, as tenant under the Lease Agreement with Central Parking System of Georgia, Inc. dated August 1, 2007 (as assigned to the Seller), shall have provided its consent to the assignment of such lease to the Buyer.

(f)                                The Seller shall have delivered evidence that the Management Agreement has been terminated.

(g)                              Except as otherwise set forth below, it shall be a condition precedent to the Buyer’s obligation to close on the sale of the Asset, that (i) the closing date under the Related Agreements shall be the same as the Closing Date under this Agreement and (ii) the closing of the Related Agreements shall take place simultaneously with the Closing hereunder (i.e., the closing in this Agreement or any Related Agreement will have occurred when all of the conditions precedent to closing set forth in the applicable agreement have been met or waived by the appropriate party, including without limitation the Title Company’s receipt of the applicable deed or assignment of lease and its unconditional and irrevocable commitment to (x) record the deed or assignment of lease; and (y) issue the Title Policy effective as of such date, notwithstanding that such deed or assignment of lease may not have been recorded).  Notwithstanding the foregoing, in the event that any of the Seller or Other Sellers is in default under this Agreement or any other Related Agreement, as applicable, and, the respective parties thereto fail to close under such Defaulted Agreement, then, so long as the Acquisition Threshold is met, a closing under such Defaulted Agreement shall not be a condition precedent to the Buyer’s obligation to close under this Agreement or any other Related Agreement (so long as the Acquisition Threshold is met); provided, however, in the event that the Acquisition Threshold is not met, then such defaults shall constitute a default under this Agreement and all other Related Agreements and the Buyer shall have the right to terminate this Agreement (and all other Related Agreements) and the Seller shall be deemed in breach hereof whereupon Buyer shall have the remedies set forth in SECTION 11.2(c), except that the aggregate amount of out-of-pocket costs and expenses that the Buyer will be entitled to recover from the Seller for damages under this Agreement and the other Related Agreements shall in no event exceed Three Hundred Thousand Dollars ($300,000.00) under SECTION 11.2(c).  Additionally, if any of the Buyer or Affiliate Buyers elects to terminate this Agreement or any Related Agreement, as applicable, under any provision of this Agreement or such Related Agreement that expressly gives the Buyer (or an Affiliate Buyer, as applicable) the right to terminate (other than as the result of the Seller’s default for which the preceding sentence in this clause (g) shall control), then any such notice to terminate under any such agreement shall be deemed an election to terminate this Agreement and all of the Related Agreements, it being the intention of the parties that except as otherwise set forth in this clause (g), there shall be no Closing under this Agreement unless there is a closing under the Related Agreements and vice versa.

ARTICLE VII.

CLOSING DELIVERIES

SECTION 7.1.                       The Buyer Closing Deliveries.

The Buyer shall deliver, or caused to be delivered, the following at Closing:

(a)                               The Purchase Price in immediately available federal funds to Escrow Agent’s account and instructions to Escrow Agent to release the amount of the Purchase Price, as increased or decreased by pro-rations and adjustments as provided in this Agreement, to the Seller;

(b)                              An assignment and assumption of the Seller’s interest in the Tenant Leases (an “Assignment of Leases”) duly executed by the Buyer in substantially the form of Exhibit A attached hereto;

(c)                               An assignment and assumption of the Operating Agreements, Equipment Leases and Bookings (an “Assignment of Contracts”) duly executed by the Buyer in substantially the form of Exhibit B attached hereto;

(d)                             Any transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Title Company and approved by the Seller and the Buyer and duly executed by the Buyer;

(e)                               A certificate of Buyer that the representations and warranties of Buyer set forth in ARTICLE V are true and correct in all material respects as of the Closing Date, subject to changes occurring in accordance with this Agreement disclosed in such certificate;

(f)                                A closing statement prepared and approved by the Seller and the Buyer, consistent with the terms of this Agreement; and

(g)                              Any additional documents that the Seller or the Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement, including without limitation any requirements from the Buyer for the issuance of the Title Policy.

SECTION 7.2.                       The Seller Closing Deliveries.

The Seller shall deliver, or cause to be delivered, the following documents at Closing:

(a)                               A limited warranty deed (or comparable deed) (a “Deed”), in recordable form in the State and County in which the Land is located, duly executed and acknowledged by the Seller conveying fee simple title in the Property to the Buyer;

(b)                              A bill of sale (a “Bill of Sale”) duly executed by the Seller in substantially the form of Exhibit C attached hereto, transferring the FF&E, Property and Equipment, Inventories, Retail Merchandise, Miscellaneous Personal Property to the Buyer;

(c)                               An Assignment of Leases, duly executed by the Seller;

(d)                             An Assignment of Contracts, duly executed by the Seller;

(e)                               A general assignment of the Licenses and Permits and Intangible Property (the “Assignment of Intangibles”) duly executed by the Seller in substantially the form of Exhibit D attached hereto;

(f)                                An affidavit that the Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in a form reasonably acceptable to the Buyer (the “FIRPTA”), together with any state specific equivalent of the FIRPTA;

(g)                              To the extent required, an Affidavit of the Seller’s Residence or Gain and a completed G-2RP, as necessary and required to calculate any withholding tax due in connection with the conveyance of the Asset;

(h)                              A completed Form PT-61 with respect to the Deed;

(i)                                  A closing statement prepared and approved by the Seller and the Buyer, consistent with the terms of this Agreement;

(j)                                  All Books and Records, Licenses and Permits (to the extent assignable), and receipts relating to the ownership, operating and management of the Hotel;

(k)                              The customary and reasonable title company affidavits and other documentation customarily required in the State or County in which the Land is located;

(l)                                  A certificate of Seller that the representations and warranties of Seller set forth in SECTION 4.1 and SECTION 4.2 hereof are true and correct in all material respects as of the Closing Date, subject to changes permitted in accordance with this Agreement and disclosed in such certificate;

(m)                          Evidence of organization, existence and authority of the Seller to consummate the transactions contemplated hereunder, and the authority of any person executing documents on behalf of such entities reasonably satisfactory to the Buyer and the Title Company;

(n)                              Any transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Title Company and approved by the Seller and the Buyer and duly executed by the Seller;

(o)                              Certificates of title for any motorized vehicles owned and included in the Asset, duly endorsed by the Seller; and

(p)                              Any additional documents that the Buyer or the Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement.

ARTICLE VIII.

TRANSACTION COSTS; RISK OF LOSS

SECTION 8.1.                       Transaction Costs.  The Buyer and the Seller agree to comply with all real estate or other transfer tax laws applicable to the sale of the Asset.  In addition to their respective apportionment obligations hereunder, (i) the Seller and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the transactions contemplated by this Agreement; (ii) the Buyer will be responsible for (A) its due diligence costs and any costs relating to the transfer of the New Franchise; (B) the policy premiums in respect of any mortgage policies obtained by the Buyer, (C) all costs for any new survey and environmental reports with respect to the Property, (D) obtaining any financing the Buyer may elect to obtain (including any fees, financing costs, mortgage and recordation taxes and intangible taxes in connection therewith), and (E) all other costs which are the responsibility under applicable law or local custom for a buyer to pay; and (iii) the Seller shall pay for (1) all fees and expenses arising from the termination of the Management Agreement, (2) any applicable documentary transfer taxes or deed recordation taxes, including without limitation any transfer tax levied pursuant to O.C.G.A. Section 48-6-1 et seq., (3) the cost of the Title Policy (except the cost of any special endorsements required by the Buyer will be at the Buyer’s expense), and (4) all other costs which are the responsibility under applicable law or local custom for a seller to pay. The fees, if any, of the Escrow Agent shall be equally divided between the Seller and the Buyer.

SECTION 8.2.                       Risk of Loss.

(a)                               If, on or before the Closing Date, (i) the Property or any portion thereof shall be damaged or destroyed by fire or other casualty or (ii) any Governmental Authority or other entity having condemnation authority shall take the Property or any portion thereof or institute an eminent domain proceeding by delivering written notice thereof to the Seller and the same is not dismissed prior to the Closing, then the Seller shall promptly notify the Buyer and at Closing, the Purchase Price will be reduced by an amount equal to (A) the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by the Seller on or prior to the Closing as a result of such casualty or condemnation plus (B) the lesser of the amount of any deductible or the cost of any damage to the Property that falls within such deductible less (C) any amounts spent by the Seller to restore the Property. If as of the Closing Date, the Seller has not received all or any portion of such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any credit for such as yet unpaid insurance or condemnation proceeds except for a credit for the lesser of any deductible under such insurance or the cost of any damage to the Property that falls within such deductible ) and the Seller will at Closing assign to the Buyer all rights of the Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation and the Buyer may notify all appropriate insurance companies of its interest in the insurance proceeds.

(b)                              Notwithstanding the provisions of SECTION 8.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, the Buyer shall have the right, exercised by written notice to the Seller no more than 10 Business Days after the Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be refunded to the Buyer, this Agreement shall terminate, and neither party shall have any further rights, liabilities or obligations hereunder other than those which expressly survive the termination of this Agreement. If the Buyer fails to timely terminate this Agreement in accordance with this SECTION 8.2(b), the provisions of SECTION 8.2(a) shall apply. As used in this SECTION 8.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that, in the Buyer’s reasonable judgment, may be expected to cost in excess of Five Hundred Thousand Dollars ($500,000) to repair. As used in this SECTION 8.2(b), a “Material Condemnation” shall mean a taking of the Property or a taking of any material portion of the Hotel as a result of a condemnation or eminent domain proceeding (including the institution of such proceeding pursuant to a written notice thereof to the Seller) that impairs the use and value of the Property or otherwise causes the Property to be non-compliant with applicable law, and which (in each instance) cannot be restored by Seller (at Seller’s sole cost and expense) to substantially the same use and value as before the taking.

(c)                               Subject to the provisions of this SECTION 8.2, the risk of loss or damage to the Property shall remain with the Seller until Closing.

ARTICLE IX.

ADJUSTMENTS

SECTION 9.1                           .Adjustments. The Seller shall be responsible for and shall pay promptly (or reduce the Purchase Price or credit the Buyer) for all operating expenses or liabilities with respect to the Asset, including, without limitation, all real property, personal property and sales and use taxes, which accrue with respect to the Asset with respect to all periods on and prior to the Cut-Off Time and the Buyer shall be responsible for and shall pay promptly all operating expenses and liabilities with respect to the Asset, including without limitation all real property, personal property and sales and use taxes, which accrue with respect to the Asset with respect to all periods after the Cut-Off Time. Unless otherwise provided below, the following are to be adjusted and prorated between the Seller and the Buyer as of 11:59 P.M. (local time at the location of the Land) on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, and the net amount thereof under this Section shall be added to (if such net amount is in the Seller’s favor) or deducted from (if such net amount is in the Buyer’s favor) the Purchase Price payable at Closing:

(a)                               Taxes and Assessments. All real estate and personal property taxes and assessments (including, without limitation, special assessments and improvement assessments) levied against the Asset shall be prorated as of the Cut-Off Time between the Buyer and the Seller. If the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be estimated based on the most recent available bill; provided, however, that after the Closing, the Seller and the Buyer shall re-prorate the taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. In the event that the Asset or any part thereof shall be or shall have been affected by an assessment or assessments which are payable in installments, the Seller shall, at the Closing, be responsible for any installments due prior to the Closing and the Buyer shall be responsible for any installments due on or after the Closing, provided that such assessments shall in any event be prorated between the Buyer and the Seller as of the Cut-Off Time.

(b)                              Water and Sewer Charges, Utilities. All utility services shall be prorated as of the Cut-Off Time between the Buyer and the Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between the Seller and the Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Seller and the Buyer shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. The Seller shall receive a credit for all deposits transferred to the Buyer or which remain on deposit for the benefit of the Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to the Seller.

(c)                               Operating Agreements and Equipment Leases. Charges and payments (including the reimbursement of expenses) under all Operating Agreements and Equipment Leases.

(d)                             Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements, on an if, as and when collected basis.

(e)                               Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between the Buyer and the Seller. The Buyer shall receive a credit for all cash security deposits under the Tenant Leases and transferred to the Buyer hereunder (to the extent such security deposits are not otherwise physically transferred to the Buyer).

(f)                                Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other than utilities which are separately prorated under SECTION 9.1(b)) transferred to the Buyer shall be prorated as of the Cut-Off Time between the Seller and the Buyer. The Seller shall receive a credit for all deposits made by the Seller under the Licenses and Permits which are transferred to the Buyer or which remain on deposit for the benefit of the Buyer.

(g)                              Deposits for Bookings. The Buyer shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date, except to the extent such deposits are transferred to the Buyer and for all other amounts prepaid by guests or other customers for accommodations or events on or after the Closing Date.  The Buyer also shall receive a credit for any and all gift certificates or similar unredeemed entitlements outstanding as of the Closing Date acquired by any Person for any accommodations, events or other services provided at or by the Property.

(h)                              Restaurants and Bars, Etc. The Seller shall cause the transactions in the restaurants and bars in the Hotel to be closed out as of the Cut-Off Time and all revenues with respect thereto and with respect to other services to guests of the Hotel, including without limitation, health club revenues, room service revenues and banquet revenues, if any, shall be prorated between the Seller and the Buyer as of the Cut-Off Time.

(i)                                  Vending Machines. The Seller shall remove (or cause to be removed) all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and the Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.

(j)                                  Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this SECTION 9.1, (i) the Seller shall pay (or caused to be paid) in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Cut-Off Time for which goods or services have been delivered to the Hotel prior to Closing, and (ii) the Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Cut-Off Time, and the Buyer shall pay all such Trade Payables accrued as of the Cut-Off Time when such Trade Payables become due and payable up to the amount of such credit; provided, however, the Seller and the Buyer shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services.  The Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Retail Merchandise, Property and Equipment and Inventories ordered, but not delivered to the Hotel prior to the Closing Date, and the Buyer shall pay the amounts which become due and payable for such FF&E, Retail Merchandise, Property and Equipment and Inventories which were ordered but not delivered prior to Closing.

(k)                              Cash On Hand. The Seller shall receive a credit for all cash on hand at the Hotel and all cash on deposit in any house bank at the Hotel as of the Closing and all such cash on hand and cash on deposit in any house bank at the Hotel shall be transferred to and belong to the Buyer from and after the Closing. The Seller shall retain all amounts in any operating accounts of the Hotel in any bank, and there shall be no credit or adjustment hereunder with respect to such cash; provided, however, the Seller shall be entitled to a return of any reserve fund or account established pursuant to the terms of the Management Agreement which the Seller terminates at Closing, if any.

(l)                                  Employee Compensation. The Seller shall pay (or cause to be paid) all wages, payroll taxes and fringe benefits (including accrued vacation pay) as well as social security, unemployment compensation, health, life and disability insurance and pension fund contributions, if any, of the Employees through the Cut-Off Time.  On the Closing Date, the Buyer shall rehire or offer (or cause the Buyer’s manager to rehire or offer) employment at the Property to a sufficient number of Employees in the same position or job classification and at substantially the same wage rate or salary as such Employee held and enjoyed immediately prior to the Closing Date and for a sufficient period of time so as to avoid triggering the provisions of the Worker Adjustment and Retraining Notification Act and similar local or State laws or regulations (the “Employment Acts”).  The Buyer or the Buyer’s Property manager shall be responsible for paying all salary and employee benefit obligations in connection with the employment or work of the Employees on or after the Closing Date, including any obligations under the Employment Acts arising as of or after the Closing Date.  The Buyer shall indemnify and hold the Seller and the Manager harmless for any liabilities, obligations, costs, expenses and damages incurred by the Seller and the Manager and any claims, demands, actions and administrative proceedings (including, without limitation, all reasonable attorneys’ fees and costs incurred in connection therewith) relating to, arising from or in connection with the Buyer’s failure to comply with its obligations under this Section.

(m)                          Additional Taxes. The Buyer and the Seller each acknowledge that certain taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes and assessments may be business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes and assessments. For purposes of this Agreement, all of such taxes and assessments (expressly excluding (x) taxes and assessments covered in SECTION 9.1(a) of this Agreement, which shall be governed by the provisions of such Section, and (y) corporate franchise taxes, and federal, state and local income taxes) shall be allocated between the Seller and the Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to the Seller and those attributable to the period after the Cut-Off Time shall be allocable to the Buyer (with the attribution of such taxes and assessments hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes and assessments may be based). The Seller shall be obligated to pay all such taxes and assessments which accrue with respect to the period prior to the Cut-Off Time, and the Buyer shall be obligated to pay all such taxes and assessments which accrue with respect to the period after the Cut-Off Time.

(n)          Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, (i) under the explicit terms of this Agreement, is to be apportioned at Closing, or (ii) is customarily prorated at the closing of similar transactions, except to the extent otherwise provided for in this Agreement.

SECTION 9.2.        Closing Statement.

(a)          In connection with the prorations required under SECTION 9.1, not later than 5 Business Days prior to the intended Closing Date, the Seller will use commercially reasonable efforts to have prepared a proforma of the accounting for the transaction that reflects the Seller’s good faith estimate of how items subject to proration will be accounted for by crediting or debiting appropriate accounts either pre or post Closing, respectively (the “Draft Closing Statement”).  The Draft Closing Statement shall reflect the parties’ good faith estimate of all of the prorations, credits and/or other adjustments to be made at Closing.  On the day prior to Closing, the Seller and the Buyer will use commercially reasonable efforts to conduct inventories, examinations and audits of the Asset as may be necessary to verify and/or make revisions to the Draft Closing Statement based on such audits, examinations and inventories, and on the night preceding the Closing immediately after the Cut-Off Time, the Seller and the Buyer will use commercially reasonable efforts to make all final adjustments necessitated by such nights’ operations and prepare a final closing statement of prorations and adjustments required under SECTION 9.1 with such supporting documentation as the parties hereto may reasonably require being attached thereto.  The Buyer and the Seller acknowledge and agree that the completion of the Draft Closing Statement pursuant to this SECTION 9.2(a) shall not be a condition precedent to the obligation of the Buyer or the Seller to consummate the transactions pursuant to the terms of this Agreement.

(b)          If any items to be adjusted pursuant to this ARTICLE IX are not determinable at the Closing, or if any such adjustments made at the Closing prove to be incorrect, the adjustment shall be made subsequent to the Closing or corrected when the charge is finally determined.  The Buyer shall deliver to the Seller no later than 60 days following the Closing Date (except with respect to any item which is not reasonably determinable within such time frame, as to which the time frame shall be extended until such item is reasonably determinable) a schedule of prorations setting forth the Buyer’s determination of prorations not determined at the Closing and any adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this ARTICLE IX. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is 30 days following the receipt from the other party of such other party’s proposed adjustment or readjustment.  The party owing the other party any sum pursuant to any adjustment, or readjustment or correction under this ARTICLE IX shall pay such sum to the other party within 15 days after the same has been determined as set forth above.

SECTION 9.3.        Accounts Receivable.

(a)          Guest Ledger. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Cut-Off Time shall belong to the Seller. At Closing, the Seller shall receive a credit in an amount equal to: (i) all amounts unpaid as of the Cut-Off Time charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half of all amounts unpaid as of the Cut-Off Time charged to the Guest Ledger for the room night which includes the Cut-Off Time and the Guest Ledger and all amounts charged thereto and unpaid as of the Cut-Off Time shall become the property of the Buyer. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to the Buyer. In the event that an amount less than the total amount due from a guest is collected and guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such person to the Seller and thereafter to such person’s amounts accruing to the Buyer.

(b)          Accounts Receivable (Other than Guest Ledger). After the Closing, the Seller shall retain the right to collect all Accounts Receivable other than the Guest Ledger which is addressed in SECTION 9.3(a) (such retained Accounts Receivable, the “Retained Accounts Receivable”). The Seller shall not receive a credit for the Retained Accounts Receivable. The Seller shall have the sole right to collect the Retained Accounts Receivable. If any Retained Accounts Receivable are paid to the Buyer after the Closing, the Buyer shall pay to the Seller the amounts received by the Buyer within 10 days after receipt of such amounts without any commission or deduction for the Buyer.

The provisions of ARTICLE IX and the obligations of the Seller and the Buyer thereunder shall survive the Closing.

ARTICLE X.

INDEMNIFICATION

SECTION 10.1.     Indemnification by the Seller. From and after the Closing and subject to SECTION 10.3 and SECTION 10.4, the Seller shall indemnify and hold the Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to (a) any breach of any representation or warranty of the Seller contained in this Agreement, or (b) any breach of any covenant of the Seller contained in this Agreement, or (c) any claims by third parties for personal injury or property damage arising out of events occurring at the Property solely during the period of the Seller’s ownership of the Property and prior to the Closing Date.  For avoidance of doubt, if this Agreement is terminated by Buyer or Seller prior to Closing, the terms of this SECTION 10.1 shall be void and the Seller shall have no obligation to indemnify the Buyer pursuant to this SECTION 10.1.

SECTION 10.2.     Indemnification by the Buyer. From and after the Closing and subject to SECTION 10.3 and SECTION 10.4, the Buyer shall indemnify and hold the Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from and against any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by the Buyer contained in this Agreement and (b) any breach of any covenant of the Buyer contained in this Agreement.  For avoidance of doubt, if this Agreement is terminated by the Buyer or the Seller prior to Closing, the terms of this SECTION 10.2 shall be void and the Buyer shall have no obligation to indemnify the Seller pursuant to this SECTION 10.2.

SECTION 10.3.     Limitations on Indemnification.  Neither the Seller nor the Buyer shall be required to indemnify any of the other’s indemnified parties under SECTION 10.1(a), SECTION 10.1(c) or SECTION 10.2(a), as applicable, until the aggregate of all cumulative amounts for which any indemnity would otherwise be payable by either the Seller or the Buyer, respectively, under such applicable Section exceeds the Basket Limitation; and in such event, the Seller or the Buyer, as applicable, shall be responsible for all cumulative Losses solely to the extent they exceed the Basket Limitation amount, but subject to the Cap Limitation below.  In no event shall the total liability of the Seller with respect to the indemnifications provided for in SECTION 10.1, or the liability of the Buyer with respect to the indemnification provided for in SECTION 10.2, as applicable, exceed in the aggregate the Cap Limitation.  Notwithstanding any other provision of this Agreement, in no event will either the Seller or the Buyer be liable for any consequential, incidental, special, indirect, punitive or treble damages or lost profits, whether based on statute, contract, tort or otherwise.

SECTION 10.4.     Survival and Process. The (a) representations and warranties contained in SECTION 4.2 of this Agreement shall survive for a period of 9 months after the Closing and (b) the representations and warranties contained in SECTION 4.1(a) and SECTION 4.1(b) and ARTICLE V and the covenants contained in this Agreement shall survive for the shorter of the applicable statute of limitations or 2 years after the Closing (the period beginning on the date hereof and ending on such applicable date in clause (a) or (b) being herein called the “Survival Period”), unless otherwise provided for in this Agreement. Promptly after a party seeking indemnification (“Indemnitee”) obtains knowledge of any actual or potential Loss in respect of which Indemnitee is entitled to indemnification under this Agreement, Indemnitee shall notify the party from whom it seeks indemnification hereunder (“Indemnitor”) of such Loss in writing.  Upon receipt of such notice, if the claim is by a third party, Indemnitor may assume promptly the defense and settlement of such Loss (with prior written consent of Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned) with counsel reasonably satisfactory to Indemnitee at Indemnitor’s sole risk and expense and Indemnitor shall keep Indemnitee apprised of the current status of such proceedings at all times, provided, however, that Indemnitee (i) shall be permitted to join in the defense and settlement of such Loss and to employ counsel at its own expense, (ii) shall cooperate with Indemnitor at Indemnitor’s expense in the defense and settlement of such Claim in any manner reasonably requested by Indemnitor and (iii) shall have no right to pay or settle such Loss at any time (except with the prior written consent of Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned).  No Loss shall be settled by Indemnitor unless Indemnitee is fully released from all liability with respect thereto or resulting therefrom.  If Indemnitor does not assume the defense as provided above, Indemnitee may elect, but shall not be obligated, to contest, defend, litigate or settle any Loss in good faith, and Indemnitor promptly will pay to Indemnitee an amount equal to any Losses incurred by such Indemnitee in connection therewith.

SECTION 10.5.     Holdback or Guaranty.  The Seller shall, at its sole election to be made at least 5 Business Days prior to the Closing Date, either (a) retain funds in the Seller’s account or (b) cause its parent Fairwood Hospitality Investors, L.L.C. to provide a guaranty, in either event (i) in an amount equal the Cap Limitation, (ii) for a period of nine (9) months following the Closing Date, and (iii) for the sole purposes of insuring the payment of any proceeds (not to exceed the Cap Limitation) to which any Buyer-Related Entity may be entitled to under ARTICLE X, subject to all limitations and provisions of ARTICLE X.

SECTION 10.6.     Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy (other than the right to seek specific performance of a covenant to be performed by the Seller or the Buyer after the Closing) available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement which survives the Closing shall be the indemnifications provided for under this ARTICLE X, unless specifically provided for elsewhere in this Agreement.  The provisions of this ARTICLE X shall survive the Closing.

ARTICLE XI.

TERMINATION; REMEDIES

SECTION 11.1.     Termination. This Agreement may be terminated prior to the Closing (a) by either party, if any of the conditions precedent to such party’s obligations as set forth in SECTION 6.1, SECTION 6.2, or elsewhere in this Agreement have not been satisfied or waived by such party on or prior to the Drop Dead Date, unless the failure of such condition precedent results from a material breach by the proposed terminating party of any of their respective representations, warranties or covenants contained in this Agreement, or (b) by the Seller or the Buyer in accordance with SECTION 11.2(b) or SECTION 11.2(c), respectively, or (c) as otherwise expressly provided for in this Agreement.

SECTION 11.2.     Termination; Remedies Upon Termination.

(a)          In the event this Agreement is terminated pursuant to SECTION 11.1(a), the Escrow Agent shall disburse the Earnest Money immediately to the Buyer, and, upon such disbursement, this Agreement shall terminate and the Seller and the Buyer shall have no further rights, liabilities, or obligations under this Agreement, except those which expressly survive the termination of this Agreement.

(b)          If there is a material breach or default by the Buyer in the performance of its obligations under this Agreement or any Related Agreement, provided that the Seller has notified the Buyer in writing of such breach or default, and, if such breach or default was of a type which can be cured and was not willful or fraudulent, such breach or default continued without cure (as reasonable determined by the Seller) for a period of five (5) Business Days after such notice, the Seller, at its option and as its sole and exclusive remedy, may terminate this Agreement and the Escrow Agent shall disburse the Earnest Money (together with the earnest money under all of the Related Agreements) immediately to the Seller, and upon such disbursement, this Agreement shall terminate and the Seller and the Buyer shall have no further rights, liabilities, or obligations under this Agreement, except those which expressly survive the termination of this Agreement.  The Buyer and the Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by the Seller as a result of such default by the Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, in the event that the Buyer breaches this Agreement, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of the Seller, and shall be paid by the Escrow Agent to the Seller as the Seller’s sole and exclusive remedy hereunder; provided, however, the foregoing shall not limit the Buyer’s obligation to pay to the Seller all reasonable attorneys’ fees and costs of the Seller to enforce the provisions of this Section. The payment of the Earnest Money as liquidated damages is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to the Seller.

(c)          If there is a material breach or default by the Seller in the performance of its obligations under this Agreement, provided that the Buyer has notified the Seller in writing of such breach or default, and, if such breach or default was of a type which can be cured and was not willful or fraudulent, such breach or default continued without cure (as reasonable determined by the Buyer) for a period of five (5) Business Days after such notice, the Buyer, at its option and as its sole and exclusive remedy, may (i) terminate this Agreement and (A) direct the Escrow Agent to deliver the Earnest Money to the Buyer and (B) receive from the Seller an amount equal to the actual, out-of-pocket costs and expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement not to exceed Seventy-Five Thousand Dollars ($75,000) (and subject to an aggregate limit of Three Hundred Thousand Dollars ($300,000.00) that the Buyer can receive under this Agreement and the other Related Agreements), at which time this Agreement shall terminate and the Seller and the Buyer shall have no further rights, liabilities, or obligations under this Agreement, except those which expressly survive the termination of this Agreement; (ii) specifically enforce the terms and conditions of this Agreement, provided that any action for specific performance shall be commenced no later than 30 days from the scheduled Closing Date it being understood that if the Buyer fails to commence an action for specific performance on or prior to the expiration of said 30-day period, the Buyer’s sole remedies shall be limited to those set forth in clause (i) above; or (iii) proceed to Closing notwithstanding such breach or default.  Notwithstanding the foregoing, termination of this Agreement shall not relieve the Seller from liability to the Buyer for any willful or fraudulent breach, prior to such termination, of the terms and provisions this Agreement, which liability shall survive any such termination.

ARTICLE XII.

MISCELLANEOUS

SECTION 12.1.     Brokers.

(a)          The Seller represents and warrants to the Buyer, as of the date hereof and as of the Closing, that it has dealt with no broker, finder or similar person with respect to this Agreement or the transactions contemplated hereby other than Broker. The Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements)

and charges resulting from the Seller’s breach of the foregoing representation in this SECTION 12.1(a). The Seller shall be responsible for the payment of any amounts due Broker.

(b)          The Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing, that it has dealt with no broker, finder or similar person with respect to this Agreement or the transactions contemplated hereby other than Broker. The Buyer agrees to indemnify, protect, defend and hold the Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representations in this SECTION 12.2(b). The provisions of SECTION 12.1(a) and this SECTION 12.2(b) shall survive the Closing and any termination of this Agreement.

SECTION 12.2.     Confidentiality and Press Release.

(a)          The Buyer and the Seller, and each of their respective affiliates shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed or was available on a non-confidential basis prior to its disclosure (other than in violation of this Agreement or other confidentiality agreements to which affiliates of the Buyer are parties), (ii) to their partners, investors, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to any applicable Governmental Authority in order for the Buyer to apply for and obtain any Licenses and Permits necessary for the Buyer to own and operate the Hotel as of the Closing, (iv) as otherwise contemplated or required by this Agreement in order consummate the transactions contemplated by this Agreement, and (v) to comply with any law, rule or regulation (including without limitation those of the United States Securities and Exchange Commission) or the requirements of any securities exchange on which such party or its parent company is listed; provided, however, that in all events each party shall use its commercially reasonable best efforts not to disclose the identity of the other parties hereto (or any of their affiliates or members or investors) except with such person’s prior written permission.  The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section shall survive the Closing or termination of this Agreement for a period of one year.

(b)          The Seller or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto, not to be unreasonably withheld, conditioned or delayed.  The provisions of this Section shall survive the Closing or termination of this Agreement.

SECTION 12.3.     Escrow Provisions.

(a)          The Escrow Agent shall hold the Earnest Money in escrow in a bank account at a federally insured banking institution (the “Escrow Account”).

(b)          The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection (b). The Seller and the Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, the Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, prior to the end of the next Business Day, give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within 5 Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such 5 Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of the County in which the Land is located. The Escrow Agent shall give written notice of such deposit to the Seller and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)          The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Seller and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d)          The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Seller and the Buyer.

SECTION 12.4.     Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 12.5.     Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party, except that the Buyer may assign its rights and obligations under this Agreement to an affiliate of the Buyer provided that the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such assignment.

SECTION 12.6.     Further Assurances.

(a)          From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

(b)          The Seller shall after the Closing and, if requested by the Buyer, reasonably cooperate with the Buyer in the Buyer’s preparation of audited financial statements of the Property for the calendar year in which the Closing occurs and the three preceding calendar years, by providing such information as may be in the possession of the Seller as shall be required to enable an accounting firm of the Buyer’s choosing to prepare such audited financial statements, the cost of which shall be borne by the Buyer.

(c)          The provisions of this SECTION 12.6 shall survive the Closing.

SECTION 12.7.     Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (a) personally delivered, (b) delivered by express mail, Federal Express or other comparable overnight courier service, (c) transmitted by facsimile transmission (with confirmation printout), or (d) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

To the Seller:

c/o Fairwood Capital, LLC

850 Ridgelake Boulevard

Suite 220

Memphis, Tennessee 38120

Attention:  Mr. Robert Solmson and

Mr. Edwin Ansbro

Mr. Tom Defreece

Facsimile:  901 842-5319

Telephone:  901 842-5305

with a copy thereof to:

Wyatt, Tarrant & Combs, LLP

1715 Aaron Brenner Drive, Suite 700

Memphis, TN 38120

Attention:  Lee A. Harkavy, Esq.

Facsimile:  901 537-1010

Telephone:  901 537-1032

To the Buyer:

c/o Carey Watermark Investors Inc.

272 E. Deerpath Road, Suite 320

Lake Forest, IL 60045

Attention:  Michael G. Medzigian

Facsimile:  847 482-8696

Telephone:  847 482-8600

with a copy to:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA 90071

Attention:  Rick S. Kirkbride, Esq.

Facsimile:  213 996-3261

Telephone:  213 683-6261

To the Escrow Agent/Title Company:

First American Title Insurance Company

6077 Primacy Parkway, Suite 121

Memphis, TN 38119

Attention:  Rita Bost

Facsimile:  (901) 680-9158

Telephone:  (901) 818-6595

Email:                 rbost@firstam.com

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of reasonably prior notice thereof to the other parties.

SECTION 12.8.     Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 12.9.     Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Seller or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

SECTION 12.10.  No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 12.11.  Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is not a Business Day, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the very next day that is a Business Day.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not Business Days.

SECTION 12.12.  Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State in which the Land is located, without giving effect to any principles regarding conflict of laws.

SECTION 12.13.  Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 12.14.  Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 12.15.  Counterparts; Execution by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Executed counterparts of this Agreement exchanged by facsimile or other electronic medium shall be fully enforceable.

SECTION 12.16.  Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)          Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)          The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(c)          Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

(d)          All references herein to the time of day shall refer to Central Standard Time or Central Daylight Time, as applicable, unless otherwise specifically referred to.

SECTION 12.17.  Waiver Of Jury Trial. THE SELLER AND THE BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

SECTION 12.18.  Time is of the Essence. The Seller and the Buyer agree that time is of the essence with respect to the obligations of the Buyer and the Seller under this Agreement.

SECTION 12.19.  Bulk Sale; Occasional Sale. The Seller and the Buyer specifically waive compliance with the Uniform Commercial Code of the State in which the Asset is located with respect to bulk transfers, with any similar provision under any applicable law of the County and City in which the Land is located. The Buyer and the Seller acknowledge that the Seller is selling the entire operating assets of a business pursuant to this Agreement, which is intended to qualify as an occasional sale.

[COUNTERPART SIGNATURE PAGE FOLLOWS]

[COUNTERPART SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto under seal as of the day and year first above written.

BUYER:	CWI Atlanta Downtown Hotel, LLC

By: /s/ Michael G. Medzigian
Michael G. Medzigian
President and CEO

SELLER:	FWH Atlanta Downtown, LLC

By:	Fairwood Hospitality Investors, L.L.C., its member

By: Fairwood Investors, LLC,
its Manager

By: /s/ Robert M. Solmson
Robert M. Solmson
President

[COUNTERPART SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

The undersigned Escrow Agent joins in the execution of this Agreement solely to consent to and acknowledge the terms contained in SECTION 12.3 with respect to the Escrow Account:

ESCROW AGENT:

First American Title Insurance Company

By:

Name:
Its:

Schedule A—Land

See attached

Schedule B—Diligence Materials List

See attached

Schedule 2.1(c)—Excluded Property

None

Schedule 4.1(c)—Consents

Lease Agreement with Central Parking System of Georgia, Inc. dated August 1, 2007—contract may not be assigned without prior written consent of other party, which the Seller will use commercially reasonable efforts to obtain.

See Schedule 4.2(a) for operating agreements requiring consent or notice

The Seller shall not be required to obtain any of the consents for the operating agreements as a condition to Closing.

Schedule 4.1(d)—Conflicts with Agreements

See Schedule 4.1(c)

Schedule 4.1(e)—Litigation—Seller

William Mallory v. FWH Atlanta Downtown, LLC, et. al. (matter served on May 25, 2012), filed with the Cleveland County District Court, Oklahoma: Personal Injury--Slip and fall based on claimed failure to maintain premises in safe condition (prior insurance company is handling matter)

Schedule 4.2(a)—Operating Agreements

A.           HVAC Preventive Maintenance Agreement with Capital City Mechanical Services, Inc. dated May 16, 2012.

B.           Fire Protection Services Agreement with Cintas Fire Protection dated January 24, 2012

C.           Pest Elimination Services Agreement with Ecolab dated October 11, 2007

D.           Purchase and Management Agreement with Foliage Design Service dated November 12, 2009

E.           Music Service Agreement with Muzak July 8, 2002.

F.            Generator Maintenance with Nixon Power Services Company dated May 10, 2011

G.           Fitness Equipment Preventive Maintenance Agreement with Norotsu dated July 1, 2011

H.           Driving Service License and Temporary Service Agreement with Republic Services dated January 19, 2010

I.             SESAC Hotel, Motel & Resort Performance License with SESAC, Inc. signed September 27, 2011

J.             Security Services Agreement with Southern Protection Agency dated March 1, 2012.  This agreement may not be assigned by either party without the prior written consent of the other party.

K.           Plant Maintenance Agreement with Total Plant and Floral Service, Inc. dated July 25, 2006

L.           Commercial Lodging and Institutions SMATV Viewing Agreement with DIRECTV signed January 23, 2012.

M.          National Accounts Service Agreement, Addendum to the Individual Hotel Agreement with SimplexGrinnell dated November 1, 2012—Contract is pursuant to a Hilton Hotels Worldwide National Master Service Agreement.

N.           AT&T High Speed Internet Access Agreement with AT&T dated June 3, 2011.  This agreement may be assigned in the event of the sale of the hotel provided that AT&T is given 30 days notice of the sale and FWH Atlanta Downtown, LLC agrees to comply with AT&T’s credit check policies.

O.           Dry Cleaning Services Agreement with Star Valet Services (undated)

P.            Master Distribution Agreement with Sysco--Seller’s understanding is that Manager has a Master Agreement with Sysco with respect to the Hotel and other hotels it operates—Seller does not have a copy of this Agreement.

Q.           The prior owner of the Property had an arrangement with Intellicom Wireless Management, Inc. to manage the leasing and operation of transmission and communications systems installed or to be installed at the Property.  An affiliate of the prior owner has continued to manage the Property for the benefit of the Seller and continued this arrangement, but is unable to locate any written agreement.  The arrangement has included Intellicom collecting all payments due under the cell tower leases described in Schedule 4.2(c) and then deducting its fee of 15% from such collections and remitting the balance to the Manager.

R.           National Agreement with Otis Elevator Company--Seller’s understanding is that Manager has a Master Agreement with Otis with respect to the Hotel and other hotels it operates—Seller does not have a copy of this Agreement.

S.            Smart Copy Agreement with Standard Office Systems signed September 2, 2011.  THIS IS A MASTER AGREEMENT BETWEEN STANDARD OFFICE SYSTEMS AND HAMPTON INNS MANAGEMENT LLC OF WHICH THE HOTEL IS A BENEFICIARY.

BUYER ACKNOWLEDGES THAT SELLER IS STILL IN THE PROCESS OF TRACKING DOWN ITEMS TO COMPLETE THIS SCHEDULE, AND IT IS SUBJECT TO UPDATE, CORRECTIONS, ADDITIONS, OR DELETIONS BY SELLER AT ANY TIME PRIOR TO THE EXPIRATION OF THE STUDY PERIOD.

Schedule 4.2(c)—Tenant Leases

A.           Option and Lease Agreement dated May 22 1992, by and between FWH Atlanta Downtown, LLC (as successor in interest to Atlanta Historic Hotel Limited Partnership, successor in interest to 161 Spring Street, LLC, successor in interest to Spring Street Partnership), as Landlord, and Cingular Wireless PCS, LLC (as successor by merger to BellSouth Moblility, LLC, successor by corporate election to BellSouth Mobility), as Tenant (the “AT&T Rooftop Lease”), as amended by:

[1]          First Amendment of Option and Lease Agreement dated May 1, 1998;

[2]          Second Amendment to Option and Lease Agreement dated July 20, 2005;

[3]          Tenant Estoppel Certificate and Amendment Agreement April 22, 2010

[4]          Third Amendment to the Option and Lease Agreement signed by Tenant by February 23, 2011.

B.           Rooftop Lease With Option dated January 27, 2004 by and between FWH Atlanta Downtown, LLC (as successor in interest to Atlanta Historic Hotel Limited Partnership), as Lessor, and Powertel/Atlanta, Inc., as Lessee (the “T-Mobile Rooftop Lease”), as amended by:

[1]          Addendum to Rooftop Lease with Option [Additional Terms] dated January 2004.

[2]          Tenant Estoppel Certificate and Amendment Agreement by and among T-Mobile South, LLC, Atlanta Historic Hotel Limited Partnership, and FWH Atlanta Downtown, LLC, signed by T-Mobile on April 23, 2010

Schedule 4.2(e)—Litigation

See Schedule 4.1(e) above

Schedule 4.2(j)—Licenses and Permits

A.           Elevator Operating Permit issued by Georgia Department of Labor for (Note: Elevator 1) (note expires 11/1/2012 and new permits are in process)

B.           Elevator Operating Permit issued by Georgia Department of Labor (Note: Elevator 2) (note expires 11/1/2012 and new permits are in process)

C.           Occupation Tax Registration Certificate issued by City of Atlanta, GA Department of Finance

D.           Food Service Wastewater Discharge Permit issued by the City of Atlanta Department of Watershed Management

E.           Food Service Permit issued by Fulton County Department of Health and Wellness

F.            Tourist Accommodation Permit issued by Fulton County Department of Health and Wellness—TAP 060-000024

G.           Boiler Operating Permit issued by Georgia Department of Labor

H.           Boiler Operating Permit issued by Georgia Department of Labor

I.             Atlanta Fire Rescue Department Permits: Permit No. 058915, Permit No. 058916, Permit No. 058917, Permit No. 058918, Permit No. 058920

J.             Sales Tax Certificate of Registration issued by State of Georgia Department of Revenue

K.           Hot Water Storage Operating Permit issued by Georgia Department of Labor

L.           Certificate of Occupancy issued by the City of Atlanta Department of Planning and Development dated April 8, 1999.

BUYER ACKNOWLEDGES THAT SELLER IS STILL IN THE PROCESS OF TRACKING DOWN ITEMS TO COMPLETE THIS SCHEDULE, AND IT IS SUBJECT TO UPDATE, CORRECTIONS, ADDITIONS, OR DELETIONS BY SELLER AT ANY TIME PRIOR TO THE EXPIRATION OF THE STUDY PERIOD.

Exhibit A —   Form Assignment of Leases

ASSIGNMENT AND ASSUMPTION AGREEMENT

(TENANT LEASES)

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of                                  , 2013 by and between CWI Atlanta Downtown Hotel, LLC, a Delaware limited liability company (“Assignee”), and FWH Atlanta Downtown, LLC, a Delaware limited liability company (“Assignor”).

RECITALS

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated as of December 7, 2012 (the “Purchase Agreement”), pursuant to which Assignee agrees to purchase, and Assignor agrees to sell, certain assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign Assignor’s interest in the Tenant Leases to Assignee, and Assignee has agreed to assume Assignor’s obligations under the Tenant Leases.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.            Capitalized Terms.  All capitalized terms used in this Assignment and Assumption Agreement without definition have the meanings given to them in the Purchase Agreement.

2.            Assignment and Assumption of Tenant Leases.  Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in, to and under the Tenant Leases identified on Exhibit A, attached hereto, effective as of the Closing Date.  Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations and liabilities of Assignor under the Tenant Leases which accrue from and after the Closing Date.

3.            Indemnification by Assignee.  Assignee hereby agrees to defend, indemnify, and hold Assignor and Manager harmless from and against any and all claims, demands, actions, causes of action, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from any default, act, or omission on the part of Assignee, its representatives, agents, successors or assigns, related to the Tenant Leases assigned hereby that occur from and after the date hereof.

4.            Indemnification by Assignor.  Assignor hereby agrees to defend, indemnify, and hold Assignee harmless from and against any and all claims, demands, actions, causes of action, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from any default, act, or omission on the part of Assignor or Manager, or their respective representatives, agents, successors or assigns, related to the Tenant Leases assigned hereby that occurred prior to the date hereof.

5.            No Representations.  This Assignment and Assumption Agreement is made without warranty or representation, express or implied, by, or recourse against, Assignor of any kind or nature whatsoever except as expressly provided in, and subject to the limitations set forth in, the Purchase Agreement.

6.            No Third Party Beneficiaries.  Nothing expressed or implied in this Assignment and Assumption Agreement is intended to confer upon any person, other that the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment and Assumption Agreement.

7.            Terms of the Purchase Agreement.  Assignor and Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement will not be superseded hereby, but will remain in full force and effect to the full extent provided therein and subject to the limitations provided for therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

8.            Governing Law.  This Assignment and Assumption Agreement will be governed by and construed under the laws of the State in which the Land is located without regard to conflicts of laws principles that would require the application of any other law.

9.            Counterparts.   This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment and Assumption Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.         Successors and Assigns.  This Assignment and Assumption Agreement and the terms and provisions hereof shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of Assignor and Assignee.

[Signature Page to Follow]

[Signature Page of Assignment and Assumption Agreement – Tenant Leases]

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

FWH Atlanta Downtown, LLC

By: Fairwood Hospitality Investors, L.L.C., its Member

By: Fairwood Investors, LLC, its Manager

By:
Name: Robert M. Solmson
Title: President

ASSIGNEE:

CWI Atlanta Downtown Hotel, LLC

By:
Name: Michael G. Medzigian
Its: President and CEO

EXHIBIT A

TENANT LEASES

[This will be the updated Schedule 4.2(c) (Tenant Leases) of the Purchase Agreement as of Closing].

Exhibit B —   Form Assignment of Contracts

ASSIGNMENT AND ASSUMPTION AGREEMENT

(CONTRACTS)

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of                              , 2013 by and between CWI Atlanta Downtown Hotel, LLC, a Delaware limited liability company (“Assignee”), and FWH Atlanta Downtown, LLC, a Delaware limited liability company (“Assignor”).

RECITALS

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated as of December 7, 2012 (the “Purchase Agreement”), pursuant to which Assignee agrees to purchase, and Assignor agrees to sell, certain assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign Assignor’s interest in the Operating Agreements, Equipment Leases and Bookings to Assignee, and Assignee has agreed to assume Assignor’s obligations under the Operating Agreements, Equipment Leases and Bookings.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.            Capitalized Terms.  All capitalized terms used in this Assignment and Assumption Agreement without definition have the meanings given to them in the Purchase Agreement.

2.            Assignment and Assumption of Operating Agreements, Equipment Leases and Bookings.  Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in, to and under the Operating Agreements and the Equipment Leases identified on Exhibit A attached hereto, and the Bookings for all dates from and after the date hereof, effective as of the Closing Date.  Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations and liabilities of Assignor under the Operating Agreements, Equipment Leases and Bookings which arise or accrue from and after the Closing Date.

3.            Assignee hereby agrees to defend, indemnify, and hold Assignor and Manager harmless from and against any and all claims, demands, actions, causes of action, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from any default, act, or omission on the part of Assignee, its representatives, agents, successors or assigns, related to the Operating Agreements, Equipment Leases and Bookings assigned hereby that occur from and after the date hereof.

4.            Assignor hereby agrees to defend, indemnify, and hold Assignee harmless from and against any and all claims, demands, actions, causes of action, liabilities, damages, costs, and expenses

(including reasonable attorneys’ fees) arising from any default, act, or omission on the part of Assignor or Manager, or their respective representatives, agents, successors or assigns, related to the Operating Agreements, Equipment Leases and Bookings assigned hereby that occurred prior to the date hereof.

5.            No Representations.  This Assignment and Assumption Agreement is made without warranty or representation, express or implied, by, or recourse against, Assignor of any kind or nature whatsoever except as expressly provided in, and subject to the limitations set forth in, the Purchase Agreement.

6.            No Third Party Beneficiaries.  Nothing expressed or implied in this Assignment and Assumption Agreement is intended to confer upon any person, other that the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment and Assumption Agreement.

7.            Terms of the Purchase Agreement.  Assignor and Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement will not be superseded hereby, but will remain in full force and effect to the full extent provided therein and subject to the limitations provided for therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

8.            Governing Law.  This Assignment and Assumption Agreement will be governed by and construed under the laws of the [State in which the Land is located] without regard to conflicts of laws principles that would require the application of any other law.

9.            Counterparts.   This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment and Assumption Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.         Successors and Assigns.  This Assignment and Assumption Agreement and the terms and provisions hereof shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of Assignor and Assignee.

[Signature Page to Follow]

[Signature Page of Assignment and Assumption Agreement – Contracts ]

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNEE:

CWI Atlanta Downtown Hotel, LLC

By:
Name: Michael G. Medzigian
Its: President and CEO

ASSIGNOR:

FWH Atlanta Downtown, LLC

By: Fairwood Hospitality Investors, L.L.C., its Member

By: Fairwood Investors, LLC, its Manager

By:
Name: Robert M. Solmson
Title: President

EXHIBIT A

OPERATING AGREEMENTS AND EQUIPMENT LEASES

[This will be the updated Schedule 4.2(a) (Operating Agreement) and Schedule 4.2(c) (Equipment Leases) of the Purchase Agreement as of Closing].

Exhibit C —   Form Bill of Sale

BILL OF SALE

This Bill of Sale (“Bill of Sale”) is executed and delivered on this the        day of                           , 2013 (the “Effective Time”), by FWH Atlanta Downtown, LLC, a Delaware limited liability company (“Seller”), in favor of CWI Atlanta Downtown Hotel, LLC, a Delaware limited liability company (“Buyer”), pursuant to that certain Purchase and Sale Agreement by and between Buyer and Seller, dated December 7, 2012 (the “Purchase Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

WITNESSETH:

WHEREAS, in connection with the Purchase Agreement, Seller has agreed to convey, grant, sell, transfer, assign and deliver to Buyer the FF&E, Property and Equipment, Inventories, Retail Merchandise, and Miscellaneous Personal Property.

NOW, THEREFORE, KNOW ALL PERSONS BY THESE PRESENTS, that for and in consideration of the premises and other good and valuable consideration to it in hand paid, the receipt and sufficiency of which is hereby acknowledged, Seller has conveyed, granted, sold, transferred, assigned and set over, and by these presents does hereby convey, grant, sell, transfer, assign and set over, to Buyer, its successors and assigns, all right, title and interest of Seller in and to all of the FF&E, Property and Equipment, Inventories, Retail Merchandise, and Miscellaneous Personal Property, except for the excluded property described in Section 2.1(c) of the Purchase Agreement, without representation or warranty express or implied, by, or recourse against, Seller of any kind or nature whatsoever except as expressly provided in, and subject to the limitations set forth in, the Purchase Agreement.

TO HAVE AND TO HOLD unto the Buyer, its successors and assigns, forever, free and clear of all liens, security interests and encumbrances other than the Permitted Title Exceptions, except as otherwise permitted by the express terms of the Purchase Agreement.

Nothing in this Bill of Sale shall be construed to limit, increase, discharge, mitigate or release any obligation or otherwise affect any right of any party set forth or provided for in the Purchase Agreement.  In the event of any inconsistency among the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

[Signature Page to Follow]

[Signature Page to Bill of Sale]

IN WITNESS WHEREOF, Seller, by and through its duly authorized officer, has caused this Bill of Sale to be executed and delivered as of the Closing Date on the date and year first above written.

FWH Atlanta Downtown, LLC

By: Fairwood Hospitality Investors, L.L.C., its Member

By: Fairwood Investors, LLC, its Manager

By:
Name: Robert M. Solmson
Title: President

Exhibit D — Form Assignment of Intangibles

ASSIGNMENT AND ASSUMPTION AGREEMENT

(Intangibles)

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of                                      , 2013 by and between CWI Atlanta Downtown Hotel, LLC, a Delaware limited liability company (“Assignee”), and FWH Atlanta Downtown, LLC, a Delaware limited liability company (“Assignor”).

RECITALS

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated as of December 7, 2012 (the “Purchase Agreement”), pursuant to which Assignee agrees to purchase, and Assignor agrees to sell, certain assets of Assignor; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign Assignor’s interest in the Intangible Property and the Licenses and Permits to Assignee, and Assignee has agreed to assume Assignor’s obligations under the Intangible Property and the Licenses and Permits.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.         Capitalized Terms.  All capitalized terms used in this Assignment and Assumption Agreement without definition shall have the meanings given to them in the Purchase Agreement.

2.         Assignment and Assumption of Intangibles and Licenses and Permits.  Assignor hereby assigns, transfers and conveys to Assignee, to the extent assignable, all of Assignor’s right, title and interest in, to and under the Intangible Property and the Licenses and Permits effective as of the Closing Date.  Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations and liabilities of Assignor under the Intangible Property and the Licenses and Permits which accrue from and after the Closing Date.

3.         No Representations.  This Assignment and Assumption Agreement is made without warranty or representation, express or implied, by, or recourse against, Assignor of any kind or nature whatsoever except as expressly provided in, and subject to the limitations set forth in, the Purchase Agreement.

4.         No Third Party Beneficiaries.  Nothing expressed or implied in this Assignment and Assumption Agreement is intended to confer upon any person, other that the parties hereto,

or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment and Assumption Agreement.

5.         Terms of the Purchase Agreement.  Assignor and Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement will not be superseded hereby, but will remain in full force and effect to the full extent provided therein and subject to the limitations provided for therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

6.         Governing Law.  This Assignment and Assumption Agreement will be governed by and construed under the laws of the [State in which the Land is located] without regard to conflicts of laws principles that would require the application of any other law.

7.         Counterparts.  This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment and Assumption Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

8.         Successors and Assigns.  This Assignment and Assumption Agreement and the terms and provisions hereof shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of Assignor and Assignee.

[Signature Page to Follow]

[Signature Page of Assignment and Assumption Agreement – Licenses and Permits ]

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNEE:

CWI Atlanta Downtown Hotel, LLC

By:
Name: Michael G. Medzigian
Its: President and CEO

ASSIGNOR:

FWH Atlanta Downtown, LLC

By: Fairwood Hospitality Investors, L.L.C., its Member

By: Fairwood Investors, LLC, its Manager

By:
Name: Robert M. Solmson
Title: President

Exhibit E —   Audit Request Materials

Exhibit E — Audit Request Materials 3-05 Audit Schedule of Requests Date Received NOTE: Where possible, please provide the requested information in an electronic format. Also, please note there will be additional requests as we progress through the audit as this is not an all- inclusive list. Internal Controls 1 Process narratives for the all control cycles (purchase and payables, treasury, revenue and receivables, fixed assets, payroll, month-end close process, etc) in place during the periods under audit 2 Narrative for the night auditor packet process 3 Availability of night audit packets for selection (selections to be made at a later date) 4 Narrative describing the IT environment including applications used, IT governance structure, planned IT changes and processes for systems developments and change management, physical and logical security and data backup and recovery. 5 Copies of the SOC 1 reports (formerly known as SAS 70) for the payroll service provider for the last two years General 1 Closed trial balances (in excel) for the years ended 12/31/10, 12/31/11 and 12/31/12 2 December 2010, 2011 and 2012 Balance Sheets and Statements of Operations (detailed by department) 3 Complete general ledger detail for the years ended 12/31/11 and 12/31/12 4 Please provide copies of the following executed agreements or documents (if applicable): a. Organization chart b. LLC Agreement c. Articles of Organization d. Management agreement e. Franchise agreement f. Loan Agreement, Promissory Agreement and Guaranties g. Other material or significant contracts or agreements relevant to the audit Cash 1 Bank reconciliations for all cash accounts as of 12/31/10, 12/31/11 and 12/31/12 2 Listing of all bank accounts used during the last three years (including accounts that have been closed), including name of institution and account number 3 Copies of all December 2010, 2011 and 2012 bank statements 4 Copies of all January 2011, 2012 and 2013 bank statements 5 Copies of all monthly 2011 and 2012 depository cash account bank statements 6 Copies of all restricted cash/escrow statements as of 12/31/10, 12/31/11 and 12/31/12 Notes receivable (if applicable) Rollforward of notes receivable during the period under audit detailing beginning balance, advances, repayments and ending 1 balance as of 12/31/12 Revenue and receivables 1 Guest ledger and accounts receivable aging detail (city ledger) as of 12/31/10, 12/31/11 and 12/31/12 2 Detail of Reserves for bad debt with explanation of adequacy as of 12/31/10, 12/31/11 and 12/31/12 3 Star reports for the last three years Listing of all sales tax and occupancy tax payments made during 2011 and 2012. We will request copies of the corresponding 4 tax returns as necessary. Prepaid expenses 1 Detail of other assets and prepaids as of 12/31/10, 12/31/11 and 12/31/12 (as they’d appear on the financial statement line item). Invoice and payment support will be requested after we look at the detail, if necessary.

Investment in hotels 1 Detail of investment in hotels rollforward, including listing of all additions and dispositions, for the period from inception through 12/31/12. We will request check copies and invoices for selected additions. 2 Depreciation schedules as of 12/31/10, 12/31/11 and 12/31/12 for all fixed assets 3 Support for the initial purchase (either land or hotel), including the Purchase and Sale agreement and closing escrow statement. 4 FAS 141 purchase price allocation from the original purchase of the hotel (if the hotel has never been audited). If the hotel has never been audited and there was significant renovation work completed since inception, we will need details of all construction costs. Deferred loan costs, franchise fees or any other deferred charges 1 Rollforward of deferred loan costs, franchise fees or any other deferred charges detailing the beginning balance, amortization, disposals and ending balance as 12/31/12. We will request additional support for significant additions (if applicable). Accounts payable and accrued expenses 1 Accounts payable aging detail as of 12/31/10, 12/31/11 and 12/31/12. 2 Advance deposit ledger as of 12/31/10, 12/31/11 and 12/31 /12. 3 Reconciliations of accrued expense accounts as of 12/31/10, 12/31/11 and 12/31/12, including accrued vacation, accrued payroll, accrued other, etc. 4 Check register detail for the periods 1/1/11 - 2/28/11, 1/1/12 - 2/28/12 and 1/1/13 - 2/28/13. We will request invoices for selected items and may be required to update testing throughout the audit. 5 Copies of December 2011 and 2012 sales tax and occupancy tax returns Long-Term Debt (if applicable) 1 Rollforward of notes payable from the beginning balance, advances, repayments and ending balance as of 12/31/12. 2 Loan confirmation forms for all loans held in the last three years sent back to McGladrey for independent mailing - templates to be provided. Members’ Equity 1 Rollforward schedule for equity detailing contributions, distributions, income/loss, and other activity from inception to 12/31/12 2 Schedule/detail of contributions and distributions that occurred during 2011 and 2012. If applicable, please provide check copies or wire transfer statements so that we can verify the material owner contributions/distributions. We will make selections for the material contributions/distributions. Profit and Loss 1 Copies of all legal invoices paid during the years ending 12/31/11 and 12/31/12. From this detail, we will select which legal firms to send confirmations to, if deemed necessary. 2 Reconciliation for the report from the payroll service provider to the trial balance for the years ending 12/31/11 and 12/31/12 3 Calculation of the management fees and asset management fees paid for the years ended 12/31/11 and 12/31/12. 4 Copies of all real estate tax bills paid during 2011 and 2012. The listing is not all inclusive. Additional requests will be made after reviewing detail. There will be additional requests if the hotels have never been audited and/or the records were kept on a basis other than GAAP (cash or tax basis).

Exhibit F — Audit Representation Letter

REPORT DATE

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

In connection with your audits of the balance sheet of FWH Atlanta Downtown, LLC (the “Company”) as of December 31, 2012 and 2011, and the related statements of income, changes in members’ equity and cash flows for the years then ended, we confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

1.   The financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America.

2.   We have made available to you all financial records and related data and have responded truthfully to all inquiries made to you during your audits.

3.   We have no knowledge of fraud or suspected fraud affecting the Company involving:

a.   Management.

b.   Employees who have significant roles in the internal control.

c.   Others where the fraud could have a material effect on the financial statements.

4.   We acknowledge our responsibility for the design and implementation of programs and controls to provide reasonable assurance that fraud is prevented and detected.

5.   We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

6.   We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

7.   There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

8.   We have no plans or intentions that may materially affect the carrying value or classification of assets.  In that regard, long-lived assets, including intangibles, that are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

9.   The following have been properly recorded and/or disclosed in the financial statements:

a.   Related-party relationships, transactions, and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, all of which have been recorded in accordance with the economic substance of the transactions.

b.   Liens or encumbrances on assets and pledges of assets.

c.   Amounts of contractual obligations for construction and/or purchase of real property, equipment, other assets, and intangibles.

d.   All significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification.  Significant estimates are estimates at the balance sheet date that could change materially within the next year.  Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur that would significantly disrupt normal finances within the next year.

e.   Assets and liabilities measured at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification.

10.  We have evaluated the tax positions under the two-step approach for recognition and measurement of uncertain tax positions required by the Income Taxes Topic of the FASB Accounting Standards Codification and we believe there are no current and deferred assets and liabilities related to the accounting for income taxes.

11.  We are responsible for making the accounting estimates included in the [consolidated] [combined] financial statements.  Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take.

12.  There are no:

a.   Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

b.   Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.  In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

c.   Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

d.   Derivative financial instruments.

e.   Guarantees, whether written or oral, under which the Company is contingently liable.

f.    Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

g.   Lines of credit or similar arrangements.

h.   Agreements to repurchase assets previously sold.

i.    Security agreements in effect under the Uniform Commercial Code.

j.    Investments in debt and equity securities.

k.    Liabilities that are subordinated to any other actual or possible liabilities of the Company.

l.    All leases and material amounts of rental obligations under long-term leases.

13.  We are not aware of any pending or threatened litigation, claims, or assessments, or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with the Contingencies Topic of the FASB Accounting Standards Codification, and we have not consulted a lawyer concerning litigation, claims, or assessments.

14.  The Company has satisfactory title to all owned assets.

15.  We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

16.  We are responsible for determining that significant events or transactions that have occurred since the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], have been recognized or disclosed in the financial statements.  No events or transactions [other than those disclosed in the [consolidated] [combined] financial statements] have occurred subsequent to the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS] that would require recognition or disclosure in the [consolidated] [combined] financial statements.  We further represent that as of [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], the financial statements were complete in a form and format that complied with accounting principles generally accepted in the United States of America, and all approvals necessary for issuance of the financial statements had been obtained.

17.  During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records.  All such data have been so reflected.  Accordingly, copies of such records in your possession are no longer needed by us.

FWH Atlanta Downtown, LLC

By: Fairwood Hospitality Investors, L.L.C., its Member

By: Fairwood Investors, LLC, its Manager

By:
[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

By:
[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]